EXECUTION VERSION

PATENT SALE AGREEMENT
This PATENT SALE AGREEMENT (this “Agreement”), is entered into effective as of March 20, 2023 (the “Effective Date”), by and among Malikie Innovations Limited (“Purchaser”), a legal entity organized and existing under the laws of Ireland, BlackBerry Limited (“Seller”), a legal entity organized and existing under the laws of Ontario, Canada (each of Seller and Purchaser a “Party” and collectively referred to as the “Parties”) and, solely for the purposes of Section 10.18, Key Patent Innovations Limited, a legal entity organized and existing under the laws of Ireland (“KPI”).
W I T N E S S E T H:
WHEREAS, Seller directly or indirectly owns rights in the Assigned Patents (as defined below) and is engaged in the business of licensing such Assigned Patents;
WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell and assign to Purchaser, all of Seller’s rights, title and interests in and to the Assigned Patents and certain other assets relating to such Assigned Patents, subject to the terms and on the conditions set forth herein;
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Seller to enter into this Agreement, certain Affiliates of Purchaser have each provided a several, limited guaranty in favor of Seller (collectively, the “Guarantees”); and
WHEREAS, [Redacted – commercially sensitive information]
NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth herein, the sufficiency and receipt of which the Parties hereby acknowledge, the Parties hereto agree as follows:
ARTICLE I
DEFINITIONS
1.1    Capitalized Terms.  In addition to those terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth below:
“Action” means any claim, litigation, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.
“Actual Costs” has the meaning set forth in Section 3.4(g)(iii).
“Affiliate” of any Person means a legal entity that such Person controls, is controlled by such Person, or is under common control with such Person, where “control” is defined by the ability, directly or indirectly, to exercise greater than 50% of the voting power (including ownership or other interests or arrangements giving such Person the right to make the decisions for such entity, or equivalent) of such entity as of the date (which may be a date after the date hereof, including after Closing) on which, or at any time during the period for which (including for any period after the Effective Date), the determination of affiliation is being made. Such legal entity shall constitute an Affiliate of the applicable Person only so long as such control exists. Notwithstanding the foregoing, the term “Affiliate” as applied to Purchaser shall not include “portfolio companies” or investment funds of the Specified Sponsor or its Affiliates, and as applied to “portfolio companies” or investment funds of the Specified Sponsor or its Affiliates shall not include Purchaser.
“Agreed Claims” has the meaning set forth in Section 9.5(c).
“Agreement” has the meaning set forth in the preamble.
“Arbiter” has the meaning set forth in Section 3.3(c).

“Arbitration Panel” has the meaning set forth in Section 10.8(a).
“Assigned Assets” means, collectively, (i) the Assigned Patent Rights and (ii) the Patent Documents. Notwithstanding anything to the contrary in this Agreement, subject to Section 8.3, the Assigned Assets shall not include any Excluded Assets.
“Assigned Patent Rights” means all of Seller’s and its Affiliates’ right, title and interest in and to (i) the Assigned Patents and the inventions and discoveries claimed therein, (ii) all claims, causes of action and enforcement rights of any kind, and all rights to sue for past, present or future infringement of, any of the Assigned Patents and to collect and retain any and all damages, costs, profits, injunctive relief and other remedies for or relating to any such past, present or future infringement of the Assigned Patents, (iii) the right to make, use, sell, offer for sale, import and otherwise fully exploit all inventions and discoveries claimed in any of the Assigned Patents, (iv) except for those arising from or payable pursuant to Encumbrances existing as of the Closing that survive Closing, all rights to collect royalties, license fees or other amounts relating to the Assigned Assets, and (v) all rights to apply for, file, register, maintain, prosecute, extend, renew, enforce, license and otherwise exploit in any or all countries of the world patents, patent applications, certificates of invention, utility models, industrial design protection, design patent protection and other governmental grants or issuances of any kind in respect of any and all of the Assigned Patents and any and all of the inventions, invention disclosures, designs and discoveries described or disclosed therein, in each case of (i) through (v), subject to all Existing Encumbrances and Other Permitted Encumbrances on such rights, other than those that will be released as of the Closing, and excluding the Excluded Patent Rights.
“Assigned Patents” means (i) the patents and patent applications listed on Exhibit A (which, for the avoidance of doubt, shall indicate the Seller identification number for each patent and patent application set forth therein) (as may be updated from time to time in accordance with Section 1.4), and (ii) if, and to the extent, owned by Seller, its Affiliates [Redacted – commercially sensitive information]as of the Closing Date, all patents and patent applications, whenever filed, that are, or are entitled to be, either directly or indirectly, parents, provisional applications, reissues, reexaminations, renewals, extensions, continuations, continuations in part, substitutions, divisionals, foreign or international counterparts and other applications, worldwide, with respect to any patents and patent applications listed on Exhibit A or that otherwise claim priority to or have a common basis of priority with any such patent and patent applications. Notwithstanding the foregoing, the Assigned Patents exclude the Excluded Patents.
“Assumed Liabilities” means only the following Liabilities of Seller and its applicable Affiliates and no other Liabilities: (i) all Liabilities relating to the prosecution, maintenance, enforcement and defense of the Assigned Assets arising on or after the Closing; (ii) the obligations under the Existing Encumbrances, solely to the extent set forth in Section 8.5; and (iii) all Liabilities arising out of or relating to the ownership, use or other exploitation of the Assigned Assets arising on or after the Closing. Notwithstanding the foregoing, in no event shall any obligation or Liability set forth in any Contract or other document not made available to Purchaser be an “Assumed Liability” hereunder. For the avoidance of doubt, “Assumed Liabilities” shall not include (a) any Liabilities in respect of any pending or threatened proceeding arising out of, relating to or otherwise in respect of Seller’s conduct of its business or the Assigned Assets to the extent such proceeding relates to such conduct prior to the Closing Date, (b) any Tax Liabilities or Tax obligations of Seller or its Affiliates, of whatever nature, whether presently in existence or arising after the date hereof, relating to Seller’s ownership, use or other exploitation or the Assigned Assets prior to the Closing, other than any Transfer Taxes expressly covered by Section 3.5(a), (c) any Liabilities arising out of any breach by Seller or its Affiliates of any obligation to any third party, whether pursuant to Contract or otherwise, and (d) any Liabilities arising out of any act or failure to act by Seller or its Affiliates.

    [Redacted – commercially sensitive information relating to certain encumbrances].
“Bill of Sale” means the Bill of Sale in the form attached hereto as Exhibit I.
“Bullet Data Room” has the meaning set forth in Section 1.2.
“Business Documents” means (except those documents subject to attorney-client privilege and attorney work product doctrine, other than privileged documents that are exclusively related to the Assigned Assets) the following documents to the extent related to the Assigned Assets and reasonably necessary to assist Purchaser in its maintenance, licensing and enforcement of the Assigned Patent Rights: (i) all (a) notice letters and responses, (b) financial models, including, but not limited to fair, reasonable and non-discriminatory (FRAND) analyses, (c) claim charts, (d) written offers or proposals, (e) material correspondence with the applicable third party and (f) draft agreements or term sheets, in each case (a) through (f), as maintained in the ordinary course of business by Seller’s licensing team, with respect to each pipeline company or third party that is in discussion or that has been considered for licensing, or that has been provided by third parties pursuant to an agreement with Seller, (ii) the written agreements establishing the existence and/or scope of the Encumbrances granted by Seller and/or its Affiliates that encumber the Assigned Patent Rights to the extent relevant on a going forward basis, (iii) all other documents and files that are related to the Assigned Patents which have previously been made available to Purchaser as part of the due diligence for the transaction contemplated by this Agreement, and (iv) all documents uploaded by Seller that are in the Bullet Data Room at least two (2) business days prior to the Effective Date, in the case of each of clauses (i) through (iv), solely if such documents exist on the date hereof and as of the Closing Date.
“Cap” has the meaning set forth in Section 9.2(b)(iii).
“Claim Certificate” has the meaning set forth in Section 9.5(a).
“Closing” has the meaning set forth in Section 4.1(e).
“Closing Date” has the meaning set forth in Section 4.1(e).
“Closing Payment” means $170,000,000.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidential Content” has the meaning set forth in Section 10.1(b).
“Confidentiality Agreement” means the Non-Disclosure Agreement, effective February 16, 2022, between Seller and an Affiliate of Purchaser, as amended by the Amendment to Non-Disclosure Agreement, effective May 12, 2022, between Seller and an Affiliate of Purchaser and the Amendment 2 to Non-Disclosure Agreement, effective December 7, 2022, between Seller and an Affiliate of Purchaser.
“Consent” of a Person means any written or documentary consent, approval, authorization, waiver, grant, concession, license, permit, variance, exemption or order of, registration, certificate, declaration, or filing with, or report or notice to, such Person.
“Contract” means any agreement, contract, mutual understanding, arrangement, commitment or other obligation, whether written or oral, that is legally binding other than this Agreement and the other Transaction Documents.
“COVID-19” means SARS-CoV-2, coronavirus or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester order, safety or similar Law, directives, guidelines or recommendations promulgated by any industry group or

Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.
“Deferred Consideration” means $30,000,000, payable pursuant to the terms of Section 3.3.
“Delayed Transfer Assets” has the meaning set forth in Section 4.3(a).
“Delayed Transfer Business Documents” has the meaning set forth in Section 4.3(a).
“Direct Litigation Costs” has the meaning set forth in Section 3.3(e)(iv).
“Direct Profits” has the meaning set forth in Section 3.3(e)(iii).
“Director” has the meaning set forth at section 3 of the Investment Canada Act.
“Disclosure Schedule” means the disclosure schedule, dated as of the Effective Date, delivered by Seller to Purchaser concurrently with the execution of this Agreement.
“Dispute” has the meaning set forth in Section 10.8(a).
“Disputed Items” has the meaning set forth in Section 3.3(c).
“Effective Date” has the meaning set forth in the preamble.
“Eligible Direct Litigation Costs” has the meaning set forth in Section 3.3(e)(v).
[Redacted – commercially sensitive information relating to certain encumbrances]
“Eligible Payor” has the meaning set forth in Section 3.3(e)(i).
“Encumbrance” means, with respect to any Assigned Assets, any and all (i) mortgages, liens, pledges, charges, security interests, hypothecs or other encumbrances, or (ii) licenses or covenants not to sue, releases for past infringement and commitments to license that would bind or purport to bind the Assigned Assets or a purchaser or assignee of the Assigned Assets.
[Redacted – commercially sensitive information relating to certain encumbrances]
[Redacted – commercially sensitive information]
“ETA” means Part IX of the Excise Tax Act (Canada) and any applicable provincial or territorial equivalent Law.
“Excluded Assets” means all assets of Seller or its Affiliates other than the Assigned Assets, including without limitation:
(i)    any shares or other interests in any Person or any securities of any Person;
(ii)    all insurance proceeds which Seller has a right to receive as of the Closing which relate to events, circumstances or occurrences prior to the Closing;
(iii)    all Excluded Patent Rights;
(iv)    all Contracts to which Seller or any of its Affiliates is a party, including all rights to collect and receive any royalties, license fees and any other payments under such Contracts, regardless of when accrued or payable; and
(v)    all consideration received by Seller pursuant to, and all rights of Seller under, this Agreement and any Transaction Documents, subject to the terms hereof and thereof.

“Excluded Liabilities” means all Liabilities of Seller or the Transferring Affiliate that are not Assumed Liabilities.
“Excluded Patent Rights” means all right, title and interest in and to (i) the Excluded Patents and the inventions and discoveries claimed therein, (ii) all claims, causes of action and enforcement rights of any kind, and all rights to sue for past, present or future infringement of any of the Excluded Patents and to collect and retain any and all damages, costs, profits, injunctive relief and other remedies for any such past, present or future infringement of the Excluded Patents, (iii) the right to make, use, sell, offer for sale, import and otherwise fully exploit all inventions and discoveries claimed in any of the Excluded Patents, (iv) all rights to apply for, file, register, maintain, prosecute, extend, renew, enforce, license and otherwise exploit in any or all countries of the world patents, patent applications, certificates of invention, utility models, industrial design protection, design patent protection and other governmental grants or issuances of any kind related to any and all of the Excluded Patents and any and all of the inventions, invention disclosures, designs and discoveries described or disclosed therein, (v) all rights to collect royalties, license fees or other amounts to the extent exclusively relating to the Excluded Patents and (vi) all rights to collect royalties, license fees or other amounts arising from or payable pursuant to Encumbrances existing prior to or as of the Closing, including the Existing Encumbrances.
“Excluded Patents” means the Retained Business Patents [Redacted – commercially sensitive information relating to certain encumbrances]
“Existing Encumbrances” means [Redacted – commercially sensitive information relating to certain encumbrances]
“Fee Notice” has the meaning set forth in Section 5.3(b).
“Fundamental Representations” means the representations and warranties contained in Section 6.1 (Organization, Good Standing and Qualification), Section 6.2 (Authority; Approval), Section 6.6 (Title and Subsistence), Section 6.8 (Transfers) and Section 6.12 (Encumbrances).
“Final Direct Profits” has the meaning set forth in Section 3.3(c).
“Final Net Profits” has the meaning set forth in Section 3.4(d).
“General Cap” has the meaning set forth in Section 9.2(b)(iii).
“Governmental Entity” means any court, administrative agency, commission, Director, Minister, Governor in Council or other federal, provincial, territorial, state, county, local or foreign governmental authority, instrumentality, agency commission or subdivision thereof, including any patent office such as the U.S. Patent and Trademark Office.
“Governmental Order” means any notice, order, writ, judgment, permanent or temporary injunction, decree, ruling, stipulation, determination or award entered by or with any Governmental Entity of competent jurisdiction.
“Governmental Process” has the meaning set forth in Section 8.4(a).
“GST/HST” means all goods and services tax and harmonized sales tax imposed under the ETA, and any other similar statute enacted by the provinces or territories of Canada.
“Gross Profits” has the meaning set forth in Section 3.3(e)(ii).
“Guaranteed Obligations” has the meaning set forth in Section 10.181.1(a).
“Guarantees” has the meaning set forth in the recitals.
“Have Made” means the right to have Seller Products (or any component thereof) made or supplied by a third party for the use, resale and/or benefit of Seller or its Affiliates, but excluding any commercial off-the-shelf product sold by such third party to anyone other than Seller or its Affiliates.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indemnified Licensed Products” means, [Redacted – commercially sensitive information relating to license scope].
“Indemnified Party” has the meaning set forth in Section 9.5(a).
“Indemnifying Party” has the meaning set forth in Section 9.5(a).
“Inventor” means each of the named inventors of each of the Assigned Patents.
“Inventor Assignment Agreements” has the meaning set forth in Section 6.10.
“Investment Canada Act” means the Investment Canada Act (Canada) and the regulations promulgated thereunder.
“Investment Canada Act Approval” means (i) Purchaser shall have filed a notification pursuant to section 12 of the Investment Canada Act or, if a Governmental Entity determines that Parts III and IV of the Investment Canada Act are not applicable to the transactions contemplated by this Agreement, Purchaser shall have submitted a Voluntary Filing, and (ii) (A) no notice shall have been given by a Governmental Entity under either subsection 25.2(1) or subsection 25.3(2) of the Investment Canada Act within the prescribed period, or (B) if notice has been given under subsection 25.2(1) or subsection 25.3(2) of the Investment Canada Act, then Purchaser shall have received authorization from a Governmental Entity to implement the transactions contemplated by this Agreement in accordance with either subsection 25.2(2) or subsection 25.3(3) of the Investment Canada Act.
“JAMS Rules” has the meaning set forth in Section 10.8(a).
“KPI” has the meaning set forth in the preamble.
“Law” shall mean any federal, national, provincial, territorial, state or local, whether foreign or domestic, law (including common law), statute, regulation, constitution, treaty, convention, executive order, ordinance, rule, judgment, order or decree, in each case having the force and effect of law, or any similar form of decision or approval of, or determination by, or any binding interpretation or administration of any of the foregoing by, any Governmental Entity.
“Liabilities” means any and all claims, costs, liabilities, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, due or to become due, determined, determinable or otherwise, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability).
“Licensed Patents” has the meaning set forth in Section 2.3(a).
“Licensed Products” means any and all (i) Seller Products and (ii) Indemnified Licensed Products.
“Losses” means any deficiencies, judgments, settlements, actions, assessments, penalties, fines, liabilities, diminution-in-value (computed as set forth in Section 9.2(b)(iv)), losses (excluding in each of the foregoing instances lost profits, future earnings and other consequential, incidental or punitive damages, unless and to the extent such damages are calculated in accordance with Section 9.2(b)(iv) or awarded by a court or arbitrator to a third party as part of a Third-Party Claim for which a Party has provided indemnification hereunder), payments, direct damages, claims and out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees), in the case of such costs and expenses, that are reasonably incurred by an Indemnified Party in investigating, defending, settling or otherwise satisfying any and all actions, assessments, judgments or appeals, and in seeking indemnification therefor.
“Lost Revenue Percentage” has the meaning set forth in Section 9.2(b)(iv).
“Material Adverse Effect” means any state of facts, event, circumstance, change or effect that, individually or when taken together with all other similar facts, events, circumstances, changes or effects would, has had or would reasonably be expected to (x) have a material adverse effect upon the value of the Assigned Assets taken as a whole after taking into account all Existing Encumbrances or (y) prevent or materially impair the ability of Seller and Purchaser to consummate the Closing pursuant to the terms of this Agreement; provided, however, that none of the following or any fact, event, circumstance, change or effect arising therefrom, either alone or in combination, shall be deemed to constitute, or shall be taken into account in determining whether there has been a “Material Adverse Effect”: (i) changes or occurrences in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States, Canadian or foreign securities markets); (ii) changes in the industries or markets to which the Assigned Patents may relate or any technological developments; (iii) any natural disaster, epidemics, pandemic or any other public health event, including, for the avoidance of doubt, any loss of customers, distributors, partners, licensors, sublicensors, resellers, suppliers or other business relationships, or any other effect resulting from, arising in connection with or otherwise related to COVID-19; (iv) changes in general United States, Canadian or global political or social conditions, including outbreak or escalation of hostilities or acts of terrorism or war (whether or not declared) and any escalation or worsening thereof, whether perpetrated or encouraged by a state or non-state actor or actors (including cyberattacks); (v) the identity of Purchaser or any of its Affiliates or the announcement of this Agreement or the transactions contemplated hereby; (vi) changes (or prospective changes) in any applicable Law, accounting principles or accounting practices applicable to the Assigned Patents, or any authoritative interpretation, implementation or enforcement of any of the foregoing changes; (vii) any act or failure to act by Purchaser or its Affiliates; (viii) any failure of the Assigned Patents, taken as a whole, to meet any internal or published projections, forecasts, budgets or revenue or earning predictions or other financial metrics for any period; provided, that the underlying causes of such failure may be considered in determining whether there is a Material Adverse Effect, but only to the extent such change or occurrence is not otherwise excluded from this definition of Material Adverse Effect; (ix) any matter that is set forth in the Disclosure Schedule or the financial statements, models, estimates or projections made available to Purchaser, in each case, solely to the extent the adverse effect of such matter is consistent with scope set forth in the information made available to Purchaser or in the Disclosure Schedule; and (x) any change or occurrence that results from Seller’s and/or its Affiliates’ compliance with the provisions of this Agreement or any actions required to be taken or not taken pursuant to this Agreement or taken upon the request, or with the consent, of Purchaser.
“Minister” has the meaning set forth at section 3 of the Investment Canada Act.
“Net Profits” has the meaning set forth in Section 3.4(g)(ii).
“No-Fee Event” has the meaning set forth in Section 5.3(b).
“Non-Financial License Commitments” means (i) any obligation in or arising under any Existing Encumbrances not to assert any of the Licensed Patents, or any option, release, standstill, license or other similar grant or obligation relating to any of the Licensed Patents, and (ii) any obligation in or arising under any Existing Encumbrances required to be imposed on any transferee of any of the Licensed Patents (a “Recipient”) by the terms of such Existing Encumbrance, including any obligation to require any Recipient or subsequent transferee of any of the Licensed Patents to agree to be bound by the terms of such Existing

Encumbrance, as well as any obligation with respect to the Assigned Patents arising from membership or participation in any SSO.
“Notice of Objection” has the meaning set forth in Section 3.3(c).
“Other Permitted Encumbrances” means (i) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the ordinary course of business and that would not be reasonably expected to be material to the value of the Assigned Assets taken as a whole, and (ii) statutory liens for Taxes, assessments and other governmental charges not yet due and payable, or due but not delinquent, or the amount or validity of which is being contested in good faith by appropriate proceedings, in each case, in an amount that would not be material.
“Party” has the meaning set forth in the preamble.
“Pass Through Obligations” has the meaning set forth in Section 8.5.
“Patent Documents” means, to the extent in Seller’s or its Affiliates’ or their current patent counsel’s possession as maintained by such Person in the ordinary course of business, all (i) internal prosecution files (including invention disclosures, documents evidencing dates of inventorship (conception and reduction to practice), the assignments executed by the named inventors and other documents demonstrating ownership of the Assigned Patents, opinions, analyses and other documents prepared by or for Seller or its Affiliates, in each case, to the extent included in such files) for, or files with respect to any analysis (such as claims charts) of, the Assigned Patents, (ii) documents and files evidencing the patent marking practices of Seller and its Affiliates within the six (6)-year period prior to the date hereof with respect to the Assigned Patents, (iii) administrative data concerning the Assigned Patents (such as maintenance fee dates, prosecution deadlines, electronic dockets, the names, business addresses, email addresses, and phone numbers of applicable prosecution counsel and agents and the like) and (iv) all SSO Commitments made to SSOs and revision requests relating thereto, in each case, to the extent within Seller’s or its Affiliates’ possession or control after reasonable inquiry. For clarity, Patent Documents will not include (w) financial records that may incorporate results or references to the Assigned Patents, (x) paper documents or files corresponding to any Assigned Patent for which Seller maintains an electronic record in the ordinary course of business which have been made available to Purchaser and documents relating to the transaction contemplated by this Agreement, (y) board presentations or materials or (z) any internal reports or similar documents prepared by or for Seller or its Affiliates with respect to the transactions contemplated by this Agreement.
[Redacted – commercially sensitive information relating to certain encumbrances]
“Patent Transfer” has the meaning set forth in Section 8.5.
“Per Claim Amount” has the meaning set forth in Section 9.2(b)(ii).
“Person” means any natural person and any corporation, company, partnership (general or limited), unincorporated association (whether or not having separate legal personality), trust, other entity or any Governmental Entity.
“Pre-Termination Notice” has the meaning set forth in Section 5.3(b).
“Prosecution Termination Date” has the meaning set forth in Section 2.4(b).
“Purchase Price” means the Closing Payment together with the Deferred Consideration.
“Purchaser” has the meaning set forth in the preamble.
“Purchaser Indemnified Parties” has the meaning set forth in Section 9.2(a).

“Purchaser Report” has the meaning set forth in Section 3.3(c).
“Recipient” has the meaning set forth in the definition of “Non-Financial License Commitments”.
“Regulatory Approvals” has the meaning set forth in Section 4.1(a).
“Related-Party Agreement” means any Contracts or series of Contracts between (x) Purchaser and/or its Affiliates, on the one hand, and (y) any affiliate thereof or any other Person in which the Specified Sponsor or any of its Affiliates has any material financial or other material interest, where any or all of the consideration involved comprises any or all of the Assigned Assets.
     [Redacted – commercially sensitive information relating to certain encumbrances]
“Relevant Territory” has the meaning set forth in Section 6.18(a).
“Remedies Exception” has the meaning set forth in Section 6.2.
“Retained Business Patents” means (i) the patents and patent applications listed on Section 1 of Exhibit B, as such list may be updated from time to time in accordance with Section 1.4; (ii) all patents and patent applications, whenever filed, that are, or are entitled to be, either directly or indirectly, parents, provisional applications, reissues, reexaminations, renewals, extensions, continuations, continuations in part, substitutions, divisional, foreign or international counterparts and other applications, worldwide, with respect to any patents and patent applications listed on Section 1 of Exhibit B or that otherwise claim priority to or have a common basis of priority with any such patent and patent applications; and (iii) all patents and patent applications that are terminally disclaimed over any items set forth in the foregoing subsections (i) or (ii), or over which any patents or patent applications set forth in the foregoing subsections (i) or (ii) are terminally disclaimed.
“Review Period” has the meaning set forth in Section 3.3(c).
“Royalty Grant” has the meaning set forth in Section 3.4(a).
“Royalty Gross-Up” has the meaning set forth in Section 3.6(a).
“Royalty Payment” has the meaning set forth in Section 3.4(d).
“Royalty Report” has the meaning set forth in Section 3.4(d).
“Sanctioned Person” has the meaning set forth in Section 6.20.
“Sanctioned Territory” has the meaning set forth in Section 6.20.
“Sanctions” has the meaning set forth in Section 6.20.
“Sanctions Authority” has the meaning set forth in Section 6.20.
“Seller” has the meaning set forth in the preamble.
“Seller Indemnified Parties” has the meaning set forth in Section 9.3(a).
“Seller Products” means any and all products (including software and hardware) and any type of services of Seller and its Affiliates, in each case, that are sold or provided by, or on behalf of, Seller or any of its Affiliates, including any portions thereof, as well as any methods or processes employed by any of the foregoing.
“Seller’s Knowledge” means the actual knowledge of the individuals identified on Exhibit D, after reasonable inquiry; provided, however, that notwithstanding anything to the contrary in the foregoing clauses such inquiry shall not require such individuals to conduct (or have conducted) any intellectual property rights searches or analyses (including clearance or prior art searches) or provide legal opinions (including freedom-to-operate opinions).

“Special Indemnity Matters” has the meaning set forth in Section 9.2(a).
“Specified Acquisition/License Agreements” means the Contracts listed on Schedule 1.1(b).
“Specified Licensee” has the meaning set forth in Exhibit E-2.
[Redacted – commercially sensitive information relating to certain encumbrances]
“Specified Sponsor” has the meaning set forth in Exhibit E-3.
“SSO” means a standards body, standard-setting organization or standards development organization.
“SSO Commitments” means the promises, declarations and other commitments concerning any of the Assigned Patents granted or made by Seller or any of its Affiliates (a) to any SSO or (b) pursuant to the membership agreements, bylaws or policies of SSOs in which Seller or any of its Affiliates is or has been a participant.
“Subject License” has the meaning set forth in Section 6.12(h).
“Subject License Limitations” has the meaning set forth in Exhibit E-2.
“Sublicensee Grants” has the meaning set forth in the definition of “Existing Encumbrances”.
[Redacted – commercially sensitive information relating to certain encumbrances]
“Tax” or “Taxes” means all national, federal, provincial, territorial, state or local and all foreign taxes, including income, gross receipts, windfall profits, value added, severance, property, production, sales, GST/HST, use, duty, license, excise, franchise, employment, withholding or similar taxes, and all employer-paid government pension plan (including Canada Pension Plan) contributions and employment insurance premiums, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Act” means the Income Tax Act (Canada) and any other similar statute enacted by the provinces or territories of Canada.
“Tax Returns” means all returns, reports, declarations, elections, notices, filings, information returns, and statements in respect of Taxes that are required to be filed with any applicable Governmental Entity, including all amendments, schedules, attachments or supplements thereto and whether in tangible or electronic form
“Termination Date” has meaning set forth in Section 5.1(b).
“Termination Payment” means a fee of $10,000,000, payable in accordance with Section 5.3.
“Third-Party Claim” has the meaning set forth in Section 9.5(a).
“Third-Party Obligations” means the third-party confidentiality obligations of Seller, its Affiliates and its or their respective sublicensees, agent and representatives.
“Threshold” has the meaning set forth in Section 9.2(b)(i).
“Trade Laws” has the meaning set forth in Section 6.20.
“Transaction Documents” means, collectively, this Agreement, the Transfer Documents, the Guarantees, and all other agreements to be executed by Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, in connection with the transactions contemplated hereby; provided, that these Transaction Documents shall mean the versions of such documents that are finally agreed and executed by all applicable Persons.

“Transfer” means any license, transfer, sale, assignment, grant, conveyance or other disposition of any right, title or interest of any kind (including any right to seek, recover or retain any damage, royalty, fee or other amount) relating to the Assigned Patent Rights, including pursuant to any option, standstill, release, or otherwise.
“Transfer Documents” means, with respect to the Assigned Patent Rights, the fully executed patent transfer documents, [Redacted – commercially sensitive information], or such other form(s) mutually agreed upon by the Parties, and with respect to the Patent Documents, the Bill of Sale.
“Transfer Taxes” means any transfer, gross receipts, conveyance, documentary, sales, use, registration, value added, customs, ad-valorem, excise, consumption, GST/HST, provincial sales, retail sales, stamp and other similar taxes, duties or fees (including any interest, fines and penalties) imposed by any Governmental Entity, whether disputed or not. For the avoidance of doubt, such Transfer Taxes shall not include Taxes imposed on or with respect to income (however denominated) or gain of either Party.
“Transferring Affiliate” means BlackBerry Corporation, a wholly-owned subsidiary of Seller, and a legal entity organized and existing under the laws of Delaware.
“Voluntary Filing” means the submission to a Governmental Entity of the information set out in the Schedule of the National Security Review of Investments Regulations under the Investment Canada Act.
1.2    Other Definitional Provisions. Unless the express context otherwise requires: (a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (c) references herein to a specific Section, subsection or Exhibit shall refer, respectively, to Sections, subsections or Exhibits of this Agreement; (d) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (e) references herein to any gender includes each other gender; (f) the words “business day” shall not include any federal statutory holiday in the United States or Canada; and [Redacted – commercially sensitive information].
1.3    Disclosure Schedules. Notwithstanding anything to the contrary contained in the Disclosure Schedule or in this Agreement, the information and disclosures contained in any section or subsection of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section or subsection of the Disclosure Schedule as though fully set forth in such other section or subsection to the extent the relevance of such information to such other section is reasonably apparent on the face of such information. No reference to or disclosure of any item or other matter in any section of this Agreement, including any section or subsection of the Disclosure Schedule, shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract or Law shall be construed as an admission or indication that a breach or violation exists or has actually occurred.
(a)    [Redacted – commercially sensitive information relating to certain encumbrances].
ARTICLE II
TRANSFER OF ASSIGNED PATENT RIGHTS AND COOPERATION
2.1    Transfer.
(a)    [Redacted – commercially sensitive information].

(b)    Assigned Assets. On the terms and subject to the conditions set forth in this Agreement (including Section 4.2 with respect to the Patent Documents and Business Documents and Section 4.3 with respect to Delayed Transfer Assets), at the Closing, in consideration for the Purchase Price, the Royalty Grant and the license contemplated by Section 2.3 below, Seller shall (or shall cause the Transferring Affiliate, as applicable) to sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Seller or the Transferring Affiliate, all right, title and interest in and to all Assigned Assets held by Seller or the Transferring Affiliate as of the Closing.
(c)    Excluded Assets. Notwithstanding anything herein to the contrary, Seller and its applicable Affiliates shall retain all of their existing right, title and interest in and to, and there shall be excluded from the sale, assignment, conveyance, transfer and delivery to Purchaser hereunder, and the Assigned Assets shall not include, the Excluded Assets.
2.2    Liabilities.
(a)    On the terms and subject to the conditions set forth in this Agreement and in any other Transaction Documents where Seller or any of its Affiliates has expressly agreed to assume, satisfy, discharge, perform when due, bear or otherwise be liable for any Liabilities, Purchaser shall be solely responsible for and assume, effective as of the Closing, and thereafter satisfy, discharge and perform when due, all of the Assumed Liabilities, and Seller shall have no obligations with respect to any of the Assumed Liabilities.
(b)    Notwithstanding anything to the contrary in Section 2.2(a), but on the terms and subject to the conditions set forth in this Agreement and in any other Transaction Documents where Purchaser or any of its Affiliates has expressly agreed to assume, satisfy, discharge, perform when due, bear or otherwise be liable for any Liabilities, from and after the Closing, (i) Seller and its applicable Affiliates shall retain, and Purchaser shall not assume, any Excluded Liability, and (ii) Purchaser shall have no obligation with respect to any of the Excluded Liabilities as an Assumed Liability under this Agreement or the Transaction Documents.
(c)    For the avoidance of doubt, (i) except for any Non-Financial License Commitments included in the Existing Encumbrances, Purchaser shall be under no obligation hereunder to assume, and shall have no liability in respect of, any obligation or Liability set forth in any Contract or other document not made available to Purchaser prior to date hereof, and (ii) Purchaser’s assumption of Existing Encumbrances shall be limited to (A) solely with respect to the Licensed Patents subject to the Specified Acquisition/License Agreements, the applicable Specified Acquisition/License Agreements, (B) the obligations set forth on Schedule 2.2(c) and (C) otherwise, the Non-Financial License Commitments included in the Existing Encumbrances, and, in each case, shall not extend to any other payment or performance obligations pursuant thereto.
2.3    Freedom to Operate License.
(a)    [Redacted – commercially sensitive information relating to scope of license].
(b)    Sublicensing Rights. [Redacted – commercially sensitive information relating to scope of license].
2.4    Further Assurances.
(a)    Further Cooperation. Effective upon the Closing, upon Purchaser’s reasonable request and at Purchaser’s reasonable expense, with prior notice given, Seller and its applicable Affiliates shall use commercially reasonable efforts (which shall in no event require contravention of applicable COVID-19 Measures) (x) to execute, and shall cause to be executed, any further papers and documents as may be reasonably necessary and proper and within its control to vest full title and transfer all rights and interest in and to the Assigned Patent Rights in Purchaser and to permit Purchaser to make necessary filings with applicable Governmental Entities to evidence and record the same, and (y) to attempt to locate, and if located, to provide Purchaser, with any paper documents reasonably necessary for the prosecution or maintenance of the Assigned Patents. Without limiting the generality of the foregoing, (i) Seller shall be solely responsible for any and all recordation expenses for the transfer and recording of the Assigned Patent Rights into the name of Seller or the Transferring Affiliate, (ii) [Redacted – commercially sensitive information], and (iii) the Parties agree that Seller shall not be deemed to violate its covenants under this Section 2.4 for any action or failure to act on the part of any of its or its Affiliates’ former employees, or that arises solely in connection with any action, inaction or circumstance on the part of a third party beyond Seller’s or its Affiliates’ control.
(b)    Continued Prosecution and Maintenance. From and after the Effective Date until the Prosecution Termination Date (as defined below), Seller and the Transferring Affiliate (as applicable) shall use their respective commercially reasonable efforts (taking into consideration Seller’s available staffing resources) to diligently continue to prosecute and maintain the Assigned Patents, including arranging for payment of applicable maintenance fees. Within this period, Seller and the Transferring Affiliate (as applicable) shall fund and instruct prosecution counsel to pay any maintenance fees, annuities and the like no later than sixty (60) days before the due date. Furthermore, Seller and the Transferring Affiliate (as applicable) shall, within this period, respond to office actions. “Prosecution Termination Date” means the earlier of (x) the day on which Seller or the Transferring Affiliate (as applicable) receives the written notification from Purchaser that Purchaser has effectively taken over the prosecution and maintenance of the Assigned Patents, (y) the date that is three (3) months after the Closing Date, or (z) the date (after the Closing) Seller’s applicable prosecution counsel have withdrawn; provided if applicable, for a period of sixty (60) days following the date on which Seller’s applicable prosecution counsel have indicated to Seller an intention to withdraw, Seller shall and shall cause its Affiliates and representatives to cooperate with Purchaser regarding an orderly transition of prosecution and maintenance responsibilities (which shall include, for the avoidance of doubt, the payment of any maintenance fees due in such period, or within ten (10) days thereafter, at Purchaser’s expense). From and after the Prosecution Termination Date, Purchaser shall, at its sole expense, take over and assume exclusive responsibility for further prosecution, maintenance, enforcement, licensing and defense of the Assigned Patents, and while this Section 2.4(b) shall not impose any obligation on Seller or any of its Affiliates to participate in any such prosecution, maintenance, enforcement, licensing or defense, if Seller or any of its Affiliates elects to (at Purchaser’s request) or is required to participate, then in connection with such participation, Purchaser shall bear all reasonable, documented, out-of-pocket expenses arising therefrom and Seller shall have the right to select its own legal representation.
(c)    Certain Costs and Expenses.
(i)    In the event the Closing occurs on or prior to the day that is sixty (60) days after the Effective Date, (A) Seller and the Transferring Affiliate shall bear 100% of (1) any maintenance fees due on or prior to the Closing Date and funded by Seller or the Transferring Affiliate prior to Closing in satisfaction of its obligations pursuant to Section 2.1(a), (2) any maintenance fees due on or prior to the Closing Date and funded by Seller or the Transferring Affiliate pursuant to Section 2.4(b) and (3) Seller and the Transferring Affiliate’s out-of-pocket costs and expenses of continued prosecution under Section 2.4(b) through the Closing Date, and (B) Purchaser shall bear (or reimburse Seller, to the extent paid by Seller) any such maintenance fees due after the Closing Date and any out-of-

pocket costs and expenses of continued prosecution under Section 2.4(b) incurred after the Closing.
(ii)    In the event the Closing occurs after the day that is sixty (60) days after the Effective Date, (A) Seller and the Transferring Affiliate shall bear 100% of (1) any maintenance fees due on or prior to the day that is sixty (60) days after the Effective Date and funded by Seller or the Transferring Affiliate in satisfaction of its obligations pursuant to Section 2.1(a), (2) any maintenance fees due on or prior to the day that is sixty (60) days after the Effective Date and funded by Seller or the Transferring Affiliate pursuant to Section 2.4(b), and (3) Seller’s and the Transferring Affiliate’s out-of-pocket costs and expenses of continued prosecution under Section 2.4(b) through the day that is sixty (60) days after the Effective Date, (B) Seller and the Transferring Affiliate, on the one hand, and Purchaser, on the other hand, shall each bear 50% of any such maintenance fees due from the day that is sixty (60) days after the Effective Date up to and including the Closing Date and any out-of-pocket costs and expenses of continued prosecution under Section 2.4(b) incurred after the day that is sixty (60) days after the Effective Date up to and including the Closing Date and (C) Purchaser shall bear (or reimburse Seller for, to the extent paid by Seller or the Transferring Affiliate) any such maintenance fees due after the Closing Date and any out-of-pocket costs and expenses of continued prosecution under Section 2.4(b) incurred after the Closing.
(iii)    For the avoidance of doubt, if the Closing does not occur, Purchaser shall not reimburse or otherwise bear any prosecution or maintenance costs in respect of the Assigned Patents.
(d)    [Redacted – commercially sensitive information relating to scope of post-closing obligations].
(e)    Patent Counsel. Within fourteen (14) days after the Closing, Seller shall notify its patent counsel of the assignment of the Assigned Patents, and shall instruct such counsel to cooperate with Purchaser regarding maintaining responsibility for ongoing prosecution of the Assigned Patents and/or transferring such responsibility to Purchaser’s patent counsel, in each case, at Purchaser’s expense.
(f)    Assistance. [Redacted – commercially sensitive information relating to scope of post-closing obligations].
ARTICLE III
PAYMENT & TAXES
3.1    Closing Payment.
(a)    At the Closing, as part of the consideration for the Assigned Assets, Purchaser shall deliver (or cause to be delivered) the Closing Payment in cash or immediately available funds wired to an account specified by Seller and set forth in Exhibit G.
(b)    At the Closing, Purchaser, on the one hand, and Seller, on the other hand, shall enter into the Transaction Documents to which such Person is party (other than this Agreement).
3.2    [RESERVED].
3.3    Deferred Consideration.
(a)    No later than the third (3rd) anniversary of the Closing, Purchaser shall deliver the Deferred Consideration in cash or immediately available funds wired to an account specified by Seller and set forth in Exhibit G; provided that if any portion of the Deferred

Consideration is prepaid to Seller prior to such date in accordance with Section 3.3(b), only the remaining balance thereof shall be payable pursuant to this Section 3.3(a).
(b)    In the event the Assigned Patents generate Direct Profits prior to the date that is 180 days prior to the third anniversary of the Closing, Purchaser shall prepay a portion of the Deferred Consideration equal to such Direct Profits within sixty (60) calendar days after the end of the calendar quarter in which Purchaser received such Direct Profits; provided that, (x) if the Final Direct Profits is higher than the amount paid pursuant to the immediately preceding clause, then Purchaser shall pay such difference within five (5) calendar days after the time that the Final Direct Profits is determined, and (y) if the Final Direct Profits is lower than the amount paid pursuant to the immediately preceding clause, then Seller shall pay such difference within five (5) calendar days after the time that the Final Direct Profits is determined.
(c)    From the Closing Date until the earlier of (i) the time the Deferred Consideration has been prepaid in full, and (ii) the last day of the tenth calendar quarter commencing following the Closing, Purchaser shall submit to Seller, no later than forty-five (45) days after the end of each calendar quarter, a written report (each, a “Purchaser Report”) setting forth (A) the Gross Profits generated, directly or indirectly, from the Transfer of any or all of the Assigned Patent Rights to an Eligible Payor during the immediately preceding calendar quarter, (B) amounts withheld or deducted from the proceeds described in clause (A), including for withholding, value added or similar Taxes, (C) the Direct Litigation Costs and Eligible Direct Litigation Costs during the immediately preceding calendar quarter, (D) any Eligible Direct Litigation Costs incurred in prior calendar quarters, but not previously applied to reduce payments owed pursuant to this Section 3.3, and (E) the resulting Direct Profits, in each case, in sufficient detail to allow Seller to review and assess Purchaser’s calculations. The Parties agree that the Deferred Consideration is an integral part of the consideration for the Assigned Assets. If Seller has any objections to a Purchaser Report or any of the amounts included therein, it shall deliver to Purchaser a written statement (a “Notice of Objection”) setting forth in reasonable detail the particulars of such disagreement (including the specific items in the Purchaser Report that are in dispute and the nature and amount of any disagreement so identified) not later than forty (40) days after Seller’s receipt of the Purchaser Report (such forty (40)-day period, the “Review Period”); provided, however, that (x) such forty (40)-day period shall toll during any time that Purchaser or any of its Affiliates fail to comply in all material respects with this Section 3.3, and (y) Seller shall have a sixty (60)-day Review Period, after its receipt of the Purchaser Report submitted by Purchaser in respect of the final quarter under this Section 3.3(c), to review and, if applicable, object, to the aggregate Direct Profit amount and/or the aggregate Direct Litigation Costs across all of the Purchaser Reports. If Seller does not deliver a Notice of Objection to Purchaser within the Review Period, then the amounts set forth in the Purchaser Report shall be deemed final. If Seller delivers a Notice of Objection to Purchaser within the Review Period, Seller and Purchaser shall work in good faith to resolve Seller’s objections within the thirty (30)-day period following the delivery of the Notice of Objection. In the event that Seller and Purchaser are unable to resolve in writing any of Seller’s objections in the Notice of Objection within the thirty (30)-day period (or such longer period as may be agreed by Seller and Purchaser) following the delivery of a Notice of Objection, the resolution of all unresolved items (“Disputed Items”) shall be submitted to an arbiter that is a nationally-recognized accounting firm to be mutually selected by Purchaser and Seller to resolve any remaining disagreements. If (i) such mutually selected arbiter is not willing and able to serve in such capacity or (ii) Purchaser and Seller otherwise fail to appoint an arbiter pursuant to the immediately preceding sentence within ten (10) business days after the expiration of the resolution period set forth in the immediately preceding sentence, then Seller shall deliver to Purchaser a list of three (3) other arbiters of recognized national standing and Purchaser shall select one of such three (3) arbiters (such arbiter as is ultimately selected pursuant to the aforementioned procedures being the “Arbiter”). Purchaser and Seller shall execute any agreement reasonably required by the Arbiter for its engagement hereunder. Purchaser and Seller shall, promptly (but in any event within ten (10) business days) following the formal engagement of the Arbiter, provide the Arbiter (copying the other upon submission) with a single written presentation setting forth its respective calculations of and assertions regarding the Disputed Items. Upon receipt of the other Party’s presentation, Purchaser and Seller shall be entitled (no later than ten (10) business days following such receipt) to submit to the Arbiter a single written response to such other Party’s initial submission setting forth such Party’s objections or rebuttals to the calculations and/or assertions set forth in such initial submission (which responses the Arbiter shall promptly distribute to the other applicable Party). The Arbiter shall be instructed to render its determination with respect to such disagreements as soon as reasonably practicable (which the Parties agree shall not be later than ninety (90) days following the formal engagement of the Arbiter). The adjustment is not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies, and the Arbiter shall not conduct an independent investigation but shall instead base its determination on the written submissions of the Parties delivered pursuant to and in accordance with this Section 3.3(c) with respect to the Disputed Items. The determination of the Arbiter, acting as an expert and not an arbitrator, with respect to any such disagreements shall be binding and final for purposes of this Agreement. The term “Final Direct Profits” as used in this Agreement shall mean the Direct Profits that is deemed final in accordance with this Section 3.3(c). The Arbiter shall allocate its costs and expenses between Purchaser and Seller based on the percentage of the aggregate contested amount submitted to the Arbiter that is ultimately awarded to Purchaser, on the one hand, or Seller, on the other hand, such that Purchaser bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to Seller and Seller bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to Purchaser.
(d)    Notwithstanding anything the contrary herein, in no event shall Purchaser be required to pay to Seller an amount in excess of $30,000,000 in the aggregate pursuant to this Section 3.3.
(e)    For purposes of this Section 3.3 and Section 3.4, as applicable:
(i)    “Eligible Payor” means the Persons listed on Schedule 3.3(e) attached hereto and their respective current and future Affiliates.
(ii)    “Gross Profits” means, for any time period, (A) without duplication of any amounts constituting gross proceeds of any sale or issuance of equity of the Purchaser pursuant to the following clause (B), the gross revenues actually collected by Purchaser and its applicable Affiliates from third parties, directly or indirectly, from the Transfer of any or all of the Assigned Patent Rights (excluding amounts required under applicable law or bona fide contractual obligation to be withheld or deducted from the applicable licensing or sale proceeds to Purchaser or its applicable Affiliate, on the basis of withholding, value added or similar Taxes) in such time period, and (B) the gross proceeds of any sale or issuance of equity of the Purchaser, except to the extent (x) issued or sold to any Affiliate of Purchaser, solely in connection with an internal reorganization of Purchaser, or (y) raising additional capital from Purchaser’s existing investors, in each case, (1) not directly involving any unaffiliated third party, and (2) excluding amounts required under applicable law or bona fide contractual obligation to be withheld or deducted from the applicable proceeds to Purchaser or its applicable Affiliate, on the basis of withholding, value added or similar Taxes; provided that, in the case of the foregoing clauses (A) and (B), if any such amounts are withheld and later recovered, such later recovered amounts shall be deemed to be gross revenues received at the time recovered, from the first dollar.

(iii)    “Direct Profits” means, for any time period, (x) the Gross Profits generated, directly or indirectly, from the Transfer of any or all of the Assigned Patent Rights to an Eligible Payor, minus (y) any Eligible Direct Litigation Costs to the extent not previously applied to reduce Direct Profits.
(iv)    “Direct Litigation Costs” means all reasonable, documented and out-of-pocket fees, costs, charges and expenses actually incurred by Purchaser and/or its Affiliates solely in respect of their efforts to license or enforce the Assigned Patents, including, without limitation, (i) fees, costs, charges and expenses relating to or in anticipation of litigation, including third-party attorneys’ fees and expert and consultant fees, (ii) customary third-party litigation-related service-provider costs (e.g., document review, production, hosting and management, deposition-related costs, such as court reporters, videographers, exhibits and transcripts, service of process, trail services and graphics), and (iii) other customary and documented out-of-pocket costs of conducting licensing and litigation activities, in each case, that is reasonable in light of the underlying activity. For the avoidance of doubt, amounts actually paid to outside counsel that is not an Affiliate of Purchaser pursuant to any arms’-length contingent fee arrangement shall be deemed out-of-pocket costs hereunder.
(v)    “Eligible Direct Litigation Costs” means Direct Litigation Costs solely to the extent arising from Purchaser’s and/or its Affiliates’ actions taken in furtherance of a potential Transfer of one or more Assigned Patents to an Eligible Payor.
(f)    Solely for U.S. federal, state and local tax purposes, pursuant to this Section 3.3(f), the Parties intend to treat the Deferred Consideration as an installment obligation under Section 453 of the Code and any corresponding provision of U.S. Tax Law for U.S. federal, state and local income tax purposes, a portion of which may be treated as imputed interest, and the Parties shall file their U.S. federal, state and local Tax Returns accordingly (it being understood that this Agreement shall not limit the right of Seller to make an election under Section 453(d)), unless a contrary treatment is required by U.S. federal, state or local Tax Law. This Agreement and the transfer restrictions set forth in Section 10.12 hereunder are intended by the Parties to be a book entry system in accordance with Section 163(f) of the Code for purposes of qualifying the Deferred Consideration as an obligation in registered form of Purchaser under Section 871(h) and Treasury Regulations Section 5f.103-1(c).
3.4    Royalties.
(a)    Purchaser and its applicable Affiliates hereby grants to Seller rights to, and Purchaser shall pay or ensure the payment to Seller of, the following royalty payments (the “Royalty Grant”), payable subject to and in accordance with the terms hereof:
(i)    8% of the first $500,000,000 of Final Net Profits generated from the Assigned Patent Rights;
(ii)    16% of the next $250,000,000 of Final Net Profits generated from the Assigned Patent Rights;
(iii)    30% of the next $250,000,000 of Final Net Profits generated from the Assigned Patent Rights; and
(iv)    50% of all additional Final Net Profits generated from the Assigned Patent Rights.
(b)    For the avoidance of doubt, no amount shall be payable in respect of the Royalty Grant for any year in which Net Profits are negative. Negative Net Profits from such years shall be carried forward one or more years as necessary to reduce the Net Profits calculation for the next succeeding year or years with otherwise positive Net Profits, until the carried forward negative Net Profits have been applied in full and so reduced to zero.
(c)    Notwithstanding anything to the contrary set forth herein, payments to Seller pursuant to the Royalty Grant shall not exceed, initially, $700,000,000 in the aggregate; provided that such limit shall be increased on each anniversary of the Closing by an amount equal to 4% of the amount remaining under the then-applicable limit, after reducing such limit for aggregate amounts actually paid to Seller pursuant to the Royalty Grant during the preceding year.
(d)    From the Closing Date until the earlier of (i) the final disposition by Purchaser of the last of the Assigned Patents and the payment of any amounts due to Seller hereunder on account of consideration received in connection with such final disposition, and (ii) the time no further amounts are payable hereunder in respect of the Royalty Grant on account of Section 3.4(c) above, Purchaser shall (and shall, to the extent relevant, cause its applicable Affiliates to) submit to Seller, no later than forty-five (45) days after the end of each calendar year, a written report (each, a “Royalty Report”) setting forth (1) the aggregate unapplied negative Net Profits for prior years (if any), (2) Purchaser’s calculation of the resulting Net Profits for the preceding calendar year (if any), and (3) Purchaser’s calculation of the amount payable to Seller in respect of such Net Profits pursuant to the Royalty Grant (a “Royalty Payment”), if any, in each case, in sufficient detail to allow Seller to review and assess Purchaser’s calculations. The Parties agree that the Royalty Payments are an integral part of the consideration for the Assigned Assets. If Seller has any objections to a Royalty Report or any of the amounts included therein, the procedures set forth in Section 3.3(c) with respect to review, objection and finalization of the amounts set forth in the Purchaser Reports shall apply, mutatis mutandis, to such Royalty Report; provided that the Review Period shall be sixty (60) days with respect to each Royalty Report. The term “Final Net Profits” as used in this Agreement shall mean the Net Profits that is deemed final in accordance with this Section 3.4(d). For the avoidance of doubt, the obligation of Purchaser to prepay the Deferred Consideration based on Direct Profits pursuant to Section 3.3 and the obligation of Purchaser to make Royalty Payments based on Final Net Profits pursuant to this Section 3.4 are independent obligations, and in no event shall payments or calculations pursuant to Section 3.3 be applied to adjust the calculation of Final Net Profits pursuant to this Section 3.4.
(e)    Purchaser shall pay (or shall procure the payment of) the amount of any applicable Royalty Payment in cash or immediately available funds wired to an account specified by Seller and set forth in Exhibit G within sixty (60) days after the end of each calendar year; provided that, (x) if the Final Net Profits is higher than the amount paid pursuant to the immediately preceding clause, then Purchaser shall pay such difference within five (5) calendar days after the time that the Final Net Profits is determined, and (y) if the Final Net Profits is lower than the amount paid pursuant to the immediately preceding clause, then Seller shall pay such difference within five (5) calendar days after the time that the Final Net Profits is determined.
(f)    Upon reasonable written prior notice (and, only if such examination is to be conducted in-person, during the normal business hours of Purchaser and/or its applicable Affiliates), Seller shall have the right to examine and audit, through an internationally recognized independent third-party auditor, at Seller’s expense and not more frequently than once per year (in the case of both Royalty Reports and Purchaser Reports), records of Purchaser and/or its applicable Affiliates reasonably necessary to confirm the correctness of the various reports delivered pursuant to Section 3.3 or this Section 3.4 and Purchaser’s applicable calculations under this Agreement (provided, however, that such internationally recognized independent third-party auditor shall have agreed in advance in writing to maintain in confidence and not to disclose to Seller or any third party any proprietary information obtained during the course of such audit, except for the results of the audit). The audit shall not last more than thirty (30) days and shall not unreasonably interfere with the day-to-day operations of Purchaser or its applicable Affiliates.
(g)    For purposes of this Section 3.4:
(i)    In the event Purchaser and/or its Affiliates receive any patents or patent applications as consideration in connection with any Transfer of the Assigned Patent Rights, on a go-forward basis after the receipt of any such patent, (x) such patent or patent application (and all family members thereof subsequently filed) will be deemed to be an “Assigned Patent” for the purposes of Section 3.3 and this Section 3.4 (including for the purpose of calculating Net Profits and Gross Profits, and for the purpose of the obligation of Purchaser and/or its Affiliates under Sections 3.4(d) and (h)), any (y) Purchaser shall deliver to Seller, promptly, and, in any event, no later than sixty (60) days after receipt of such consideration, a written report setting forth Purchaser’s good-faith valuation of such consideration and reasonable supporting documentation therefore.
(ii)    “Net Profits” means, for any calendar year, Gross Profits for such year less the lesser of (x) $65,000,000 and (y) Actual Costs for such year.
(iii)    “Actual Costs” means, for any time period, (x) with respect to any activity undertaken in order to generate Gross Profits of the type described in Section 3.3(e)(ii)(A), the total aggregate amount of cash operating expenses of Purchaser and/or its Affiliates, for such time period comprised of reasonable, documented and out-of-pocket fees, costs, charges and expenses actually incurred by Purchaser and/or its Affiliates solely in respect of their efforts to enforce or Transfer the Assigned Patents (whether or not such activity actually results in Gross Profits), and (y) with respect to any activity undertaken in order to generate Gross Profits of the type described in Section 3.3(e)(ii)(B), the total aggregate amount of reasonable, documented, out-of-pocket transaction costs actually incurred by Purchaser and/or its Affiliates in respect of the investigation, consideration, marketing and implementation of the potential transaction that would effect the sale or issuance of the equity of Purchaser (whether or not any particular activity actually results in Gross Profits, but only to be applied against Gross Profits, on a cumulative basis, in time periods when Gross Profits of the type described in Section 3.3(e)(ii)(B) are actually generated). With respect to the foregoing clause (x), Actual Costs shall include, without limitation or duplication, the following activities:
A.    assignment [Redacted – commercially sensitive information];
B.    maintenance, prosecution and enforcement (including, for the avoidance of doubt, reasonable legal expenses);
C.    procuring, testing, and analyzing third-party products;
D.    Direct Litigation Costs;
E.    personnel expenses for personnel of Purchaser and/or its Affiliates, to the extent solely arising from the licensing and enforcement activities; and
F.    required taxes and other fees, costs or assessments paid to any Governmental Entity in connection with the commercialization of the Assigned Patents.

(iv)    For the avoidance of doubt, costs, charges and expenses (A) related to financing arrangements, if any (e.g., principal repayments and interest expense and financing-related insurance premiums) and (B) actually recovered by the Purchaser pursuant to an indemnity claim hereunder, the amount of which was calculated in accordance with Section 9.2(b)(iv), shall, in each case, be excluded from Actual Costs.
(v)    “Final disposition” of the last of the Assigned Patents means the point in time when no right, title or interest (including any right or interest in any royalty, recovery, claim, damage or other amount) related to any Licensed Patent are owned or controlled or otherwise retained or held by or on behalf of Purchaser or any of its Affiliates.
(h)    From the Closing Date until the earlier of (i) the final disposition by Purchaser of the last of the Assigned Patents, and (ii) the time no further amounts are payable hereunder in respect of the Royalty Grant on account of Section 3.4(c) above, Purchaser shall not (and shall cause its applicable Affiliates not to), without the prior written consent of Seller (which shall not be unreasonably withheld, conditioned or delayed), directly or indirectly, enter into, or enter into any commitment to enter into any:
(A)    Related-Party Agreement;
(B)    Contract where the consideration paid or payable in favor of Purchaser and/or its Affiliates in connection with the Transfer of any or all Assigned Patent Rights (x) consists of any form of consideration other than cash and/or patents or patent applications of comparable value, or (y) is paid or payable to any Person other than Purchaser or any Affiliate of Purchaser; or
(C)    Contract where the consideration paid or payable by Purchaser and/or its Affiliates involve both Assigned Patent Rights and other assets that are not the Assigned Patent Rights.
(i)    From the Closing Date until the earlier of (i) the final disposition by Purchaser of the last of the Assigned Patents, and (ii) the time no further amounts are payable hereunder in respect of the Royalty Grant on account of Section 3.4(c) above, Purchaser shall not (directly or indirectly) take any action (or authorize or consent to any action) to incur any debt, grant any security interest in the Assigned Patents or sell any equity securities of Purchaser that is either intended by Purchaser to, or would reasonably be expected at the time of such action, taking into consideration the facts and circumstances at such time, to circumvent the Royalty Grant in whole or in part, or otherwise reduce or materially delay amounts payable under the Royalty Grant.
Notwithstanding anything to the contrary set forth herein, Purchaser shall not pay the amount of any applicable royalty if, and solely to the extent that, it reasonably determines, and provides reasonable documentation demonstrating, that any such payment would result in a violation of any Trade Laws by any Person including, but not limited to, Purchaser or Seller; provided, that (i) Purchaser has used reasonable efforts to avoid any such violation, and (ii) in the event of any such deduction, Purchaser will take cooperate in good faith with Seller to identify and implement alternative means of payment that do not result in such violation.
3.5    Transfer Taxes.
(a)    Subject to Section 3.5(b), any and all Transfer Taxes levied as a result of the sale and transfer of the Assigned Assets contemplated by this Agreement shall be borne by Purchaser and paid by Purchaser when due under applicable Law. Seller shall cooperate as necessary with respect to the filing of any Tax Return or other document that is required to be filed with respect to such Transfer Taxes.

(b)    Provided that Purchaser’s representations and warranties in Section 7.9 are true and correct as of the date hereof and as of the Closing, and that such status is substantiated in the form and substance attached hereto as Exhibit H, no GST/HST shall be payable by Purchaser to Seller in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that it is determined by a Governmental Entity that there is a Liability of Purchaser to pay, or of Seller to collect or remit any GST/HST or any penalties or interest related thereto in respect of the sale of the Assigned Assets under this Agreement, Purchaser shall be liable for and shall pay forthwith any such GST/HST and any penalties or interest related thereto, and shall indemnify and hold Seller harmless in respect of such GST/HST, including any penalties, interest, costs and damages suffered by Seller in connection therewith.
3.6    Additional Tax Matters.
(a)    All payments of any portion of the Purchase Price or other amounts payable to Seller (including, for greater certainty, Royalty Payments and Deferred Consideration) in respect of this Agreement shall be made without deduction or withholding for any Tax, except as required by applicable Law. To the extent amounts payable to Seller are subject to withholding or deduction for any Tax pursuant to applicable Law, Purchaser and/or its Affiliates, as applicable, shall (after giving reasonable notice to Seller and cooperating with Seller to obtain any available exemptions or reliefs) be entitled to make the required withholding. Purchaser agrees that, under current law, it does not intend to withhold U.S. Tax on any amounts payable under this Agreement, provided that Purchaser has received from Seller a properly completed and validly executed IRS Form W-8BEN-E (which has not expired under applicable regulations and/or instructions) certifying as to Seller’s eligibility for the benefits under the Convention Between the United States of America and Canada with Respect to Taxes on Income and on Capital, as amended by protocols, and claiming a zero percent (0%) rate of withholding on any royalties, interest and dividend income. In the event that Purchaser is required to withhold any non-U.S. Tax with respect to the Purchase Price, the amount of such payment, as applicable, shall be increased to the extent necessary to ensure that, after making all required withholdings or deductions, Seller receives an amount equal to the payment that would have been received had no such withholdings or deductions been required. In the event that Purchaser is required to withhold any non-U.S. Tax with respect to the Royalty Grant, the amount of such payment, as applicable, shall be increased to the extent necessary to ensure that, after making all required withholdings or deductions, Seller receives an amount equal to the payment that would have been received had no such withholdings or deductions been required (such increase, the “Royalty Gross-Up”); provided that the Royalty Gross-Up shall be payable only with respect to amounts payable within twelve (12) months following the date hereof unless the relevant non-U.S. Tax arises out of (i) a change of legal domicile or tax residence of either Purchaser or KPI that is initiated by Purchaser or KPI for any reason, or (ii) the establishment of a new office outside Ireland by Purchaser or KPI, in which cases the Royalty Gross-Up shall apply to payments made with respect to the Royalty Grant at any time.
(b)     The Parties agree that, upon the written request of Seller, if available, the election under paragraph 56.4(7)(g) of the Tax Act and any applicable provincial equivalent shall be jointly made.
(c)    Subject to Section 3.6(d), each Party shall furnish or cause to be furnished to the other, each at its own expense, as promptly as is reasonably practicable, and in such manner as is reasonably practicable, such information or documentation in its possession (or the possession of its Affiliates), and shall provide, or cause to be provided, any assistance and explanations of any material provided, relating to the transactions contemplated by this Agreement, as is (in each case) reasonably necessary for the filing of any Tax Returns, for the claim or application for any relief, for the claim of any Tax credit, refund or similar payment, for the preparation of any audit and for the prosecution or defense of any claim or relating to any adjustment or proposed adjustment with respect to Taxes.
(d)    Section 3.6(c) shall not oblige any Party to release any information or document that it reasonably considers confidential, or otherwise do anything which would or might in its reasonable opinion constitute a breach of any law, regulation, fiduciary duty or duty of confidentiality.
(e)    The Parties agree that the Assigned Assets subject to this Agreement do not constitute an “applicable asset acquisition” as described under Section 1060 of the Code and do not constitute a trade or business in the ordinary sense of the term.
(f)    [Redacted – commercially sensitive information relating to tax positions].
ARTICLE IV
CLOSING
4.1    Conditions to Close.
(a)    Conditions to Obligations of Each Party to Effect the Transactions. The obligation of each Party to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver in writing by such Party, at or prior to the Closing, of each of the following conditions: (i) no applicable Governmental Order, Law promulgated or enacted by a Governmental Entity of competent jurisdiction listed on Schedule 4.1(a)(i) shall be in effect which would have the effect of temporarily or permanently prohibiting or making unlawful the consummation of the transactions contemplated by this Agreement; and (ii) the Parties shall have (A) obtained, the Investment Canada Act Approval, and (B) made all filings required under and complied with other applicable requirements of the HSR Act, and any waiting periods thereunder shall have expired or been terminated (clauses (A) and (B), collectively, the “Regulatory Approvals”).
(b)    Additional Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to its satisfaction or waiver in writing, at or prior to the Closing, of each of the following conditions: (i) each of the representations and warranties of Purchaser contained in Article VII, after disregarding all qualifications therein relating to materiality, shall be true and correct at and as of the Closing as though made at and as of the Closing (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true and correct as of such earlier date), except where the failure of all such representations or warranties to be so true and correct does not, and would not reasonably be expected to, individually or in the aggregate, prevent, materially impair or materially delay Purchaser from performing its obligations under this Agreement or consummating the transactions contemplated hereby; (ii) Purchaser shall have performed or complied in all material respects with all obligations and covenants, and made all deliveries, in each case required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing; and (iii) Seller shall have received a certificate of Purchaser signed by a duly authorized officer or director thereof, dated as of the Closing Date, certifying that the conditions set forth in clauses (i), and (ii) of this Section 4.1(b) have been satisfied and that Seller may waive any condition specified in this Section 4.1(b) if it executes a writing so stating at or prior to the Closing.
(c)    Additional Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to its satisfaction or waiver in writing, at or prior to the Closing, of each of the following conditions: (i) since the date hereof, there has not occurred a Material Adverse Effect that remains in effect; (ii) the representations and warranties contained in Section 6.1 (Organization, Good Standing and Qualification) and Section 6.2 (Authority; Approval),

after disregarding all qualifications contained therein relating to materiality or “Material Adverse Effect,” shall be true and correct in all respects at and as of the Closing as though made at and as of the Closing; (iii) each of the other representations and warranties of Seller contained in Article VI, after disregarding all qualifications contained therein relating to materiality or “Material Adverse Effect,” shall be true and correct at and as of the Closing as though made at and as of the Closing (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true and correct as of such earlier date), except where the failure of all such representations or warranties to be so true and correct does not, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; (iv) Seller shall have performed or complied in all material respects with all obligations and covenants, and made all deliveries, in each case required by this Agreement to be performed or complied with by Seller at or prior to the Closing; and (v) Purchaser shall have received a certificate of Seller signed by a duly authorized officer thereof, dated as of the Closing Date, certifying that the conditions set forth in clauses (i) through (iv) of this Section 4.1(c) have been satisfied. Purchaser may waive any condition specified in this Section 4.1(c) if it executes a writing so stating at or prior to the Closing.
(d)    Frustration of Closing Conditions. Neither Seller nor Purchaser may rely, either as a basis for not consummating the Closing or terminating this Agreement, on the failure of any condition set forth in this Section 4.1, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.
(e)    Closing. The closing of the sale of the Assigned Assets to Purchaser (the “Closing”) shall take place at 3:00 p.m., GMT, at the offices of Key Patent Innovations, The Glasshouses GH2, 92 Georges Street Lower, Dun Laoghaire, Dublin, Ireland A96 VR66, on a date to be specified by the Parties that is no later than the third (3rd) business day following the satisfaction or waiver of the conditions set forth in this Section 4.1 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place (or by means of remote communication) or on such other date as the Parties may mutually agree in writing. The day on which the Closing takes place is referred to herein as the “Closing Date”.
4.2    Delivery.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall deliver or cause to be delivered to Purchaser: (i) the Transfer Documents contemplated by this Agreement to be delivered at Closing; (ii) a counterpart to each other Transaction Document to which Seller or any of its applicable Affiliates is a party, in each case duly executed by Seller or such Affiliate that is party thereto; (iii) the certificate required to be provided by Seller pursuant to Section 4.1(c); and (iv) properly completed and validly executed IRS Form W-8s for Seller, dated as of a recent day prior to the Closing Date.
(b)    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall deliver or cause to be delivered to Seller: (i) the Closing Payment in accordance with Section 3.1(a); (ii) a counterpart to each other Transaction Document to which Purchaser or any of its applicable Affiliates is a party, in each case duly executed by Purchaser or such Affiliate that is party thereto; and (iii) the certificate required to be provided by Purchaser pursuant to Section 4.1(b).
(c)    Seller shall deliver to Purchaser at Closing a then-current electronic copy of a docketing report for the Assigned Patents accurately setting forth to Seller’s Knowledge any and all deadlines relevant to the prosecution or maintenance of the Assigned Patents having a due date within 365 days after Closing, including information relating to payments and filings for the Assigned Patents, and the names, business addresses, email addresses, and phone numbers of all prosecution counsel and agents having responsibility over such deadlines.
(d)    Within fifteen (15) days of the Closing, subject to applicable Law, Seller shall deliver to Purchaser copies of all of the Patent Documents and Business Documents that are in electronic form and in its or its applicable Affiliates’ possession custody or control (except for the Patent Documents and categories of Business Documents set forth on Schedule 4.2(d)(i), which are not permitted to be delivered, in whole or in part, on account of Third-Party Obligations, [Redacted – commercially sensitive information relating to third party confidentiality obligations], in each case, in a manner that is reasonably acceptable to the Parties. Seller shall obtain and deliver to Purchaser within ninety (90) days from Closing, subject to applicable Law, all other Patent Documents and Business Documents (to the extent permitted under any applicable COVID-19 Measures and Third-Party Obligations) that are in its or its applicable Affiliates’ possession, custody or control, in each case, in a manner that is reasonably acceptable to the Parties; provided that for purposes of this Section 4.2(d), Business Documents will not include paper documents or files corresponding to any pipeline company or third party that is (or has been) in licensing discussions with Seller for which Seller maintains an electronic record in the ordinary course of business and such electronic record has been made available to Purchaser or provided to Purchaser outside of the Bullet Data Room. Without limiting the generality of the foregoing sentences of this Section 4.2, the Parties agree that Seller shall not be deemed to violate its covenants under this Section 4.2 for any action or failure to act on the part of any of its or its Affiliates’ former employees, or that arises solely in connection with any action, inaction or circumstances on the part of a third party beyond Seller’s control. To the extent any Business Documents or Patent Documents are in physical form, Seller shall deliver such documents to a Purchaser location outside Canada “Delivered At Place” pursuant to Incoterms 2020. Notwithstanding anything to the contrary herein, in furtherance of the foregoing, Sellers shall deliver to Purchaser, promptly following the Closing, a USB thumb drive, DVD-ROM drive or similar electronic media containing the Schedule 1.2(g) Documents (other than those set forth on Schedule 4.2(d)(ii)) and the contents of Bullet Data Room, all of which materials shall be fully accessible on such media without the need for use of any software or products of Seller or its Affiliates).
4.3    Delayed Transfer Assets.
(a)    Notwithstanding anything else in this Agreement, the parties agree and acknowledge that Seller and its Affiliates may be unable to convey, transfer, assign or deliver the Patent Documents set forth on Schedule 4.3 at Closing (which Assigned Assets will be conveyed, transferred, assigned or delivered, as applicable after the Closing as contemplated under Section 2.4, Section 4.2(d) or Section 8.4, as applicable), and in no event shall such inability of Seller and its Affiliates to make such transfer at the Closing be taken into account with respect to whether any conditions to the Closing set forth in Article IV shall have been satisfied, and no representation or warranty of Seller shall be breached or deemed breached as a result thereof. To the extent that any Assigned Asset (including any Patent Document), Business Document, or any claim, right or benefit arising under or resulting from such Assigned Asset is not capable of being conveyed, transferred, assigned or delivered, as applicable, at such time without the Consent of a third party, or if the conveyance, transfer, assignment or delivery of any Assigned Asset or Business Document at Closing would constitute a breach of any obligation under, or a violation of, any applicable Law unless the Consent of such third party is obtained, or such breach or violation of applicable Law does not exist, at the Closing (all such Assigned Assets being collectively referred to in this Agreement as “Delayed Transfer Assets”, and all such Business Documents, the “Delayed Transfer Business Documents”), except as otherwise expressly provided in this Agreement or the other Transaction Documents, this Agreement shall not constitute an agreement to convey, transfer, assign or deliver, as applicable, any Delayed Transfer Assets or Delayed Transfer Business

Documents unless and until such Consent has been obtained, or such breach or violation of applicable Law does not exist, as applicable.
(b)    Prior to Closing, Seller shall use its commercially reasonable efforts, and cooperate in good faith with Purchaser and/or its Affiliates, to obtain any such non-Governmental Entity third-party Consents (which commercially reasonable efforts shall not obligate Seller to agree to any concession or pay any consent or similar fee), or such waiver, approval, relief or other dispensation under applicable Law, as may be reasonably necessary (as determined by Purchaser in its sole and absolute discretion) to permit Seller to convey, transfer, assign or deliver at Closing the Assigned Assets set forth on Schedule 4.3.
(c)    After the Closing and until such Delayed Transfer Assets or Delayed Transfer Business Documents are conveyed, transferred, assigned or delivered, as applicable, to Purchaser, the Parties shall, except as otherwise expressly contemplated by this Agreement (including under Section 2.4(a), which sets forth the Parties’ obligations with respect to certain Assigned Assets, and Section 8.4, to cooperate with respect to processes with certain Governmental Entities) or the other Transaction Documents:
(i)    use reasonable best efforts to cooperate with the other, as applicable, to obtain any such non-Governmental Entity third-party Consents, or such waiver, approval, relief or other dispensations under such applicable Law; provided, however, that Purchaser shall be solely responsible for initiating and leading any such efforts to obtain such non-Governmental Entity third-party Consents and Seller’s responsibility shall be limited to using reasonable best efforts to provide support and assistance to the extent reasonably requested by Purchaser (including, for the avoidance of doubt, initiating contact with the relevant non-Governmental Entity third party);
(ii)    upon request, to the extent permitted under applicable Law and Contract, furnish the other Party with all information concerning itself and its representatives and such other matters as may be reasonably necessary, proper or advisable, in connection with any statement, filing, notice or application made by or on behalf of the Parties to any third party in connection with obtaining any non-Governmental Entity third-party Consents, or such waiver, approval, relief or other dispensations under such applicable Law (including, in the case of Purchaser, such evidence as to financial capability, resources and creditworthiness of it or any relevant Affiliate as may be reasonably requested by any third party whose Consent is sought hereunder); and
(iii)    cooperate in good faith and use reasonable best efforts to obtain or structure lawful arrangements designed to provide to Purchaser the benefits of, and the obligations and liabilities relating to, the Delayed Transfer Assets.
    In connection with clause (iii), Seller shall, at Purchaser’s request and reasonable expense, use reasonable best efforts to cause its applicable Affiliates to take all actions that are reasonably necessary or proper to preserve the value of such Delayed Transfer Assets for the benefit of Purchaser; provided, that Seller and its Affiliates shall not be required to take any action that would, in the good-faith judgment of Seller, constitute a breach under any applicable Contract or be ineffective under, or contravene, applicable Law.
    Notwithstanding anything else in this Agreement, following the Closing, Seller shall not, and shall cause its Affiliates not to, make any communication to any Governmental Entity or other third party in respect of the Delayed Transfer Assets without the prior written consent of Purchaser.

ARTICLE V
TERMINATION
5.1    Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing, on five (5) days’ prior written notice (a “Termination Notice”) (which notice has not been withdrawn prior to the expiration of such five-day period, to the extent contemplated by Section 5.3), solely:
(a)    by the mutual written consent of the Parties;
(b)    by either Party, if the Closing shall not have occurred by July 31, 2023 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 5.1(b) shall not be available to any Party whose breach or failure to fulfill any of its obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; provided, however, that if the Investment Canada Act Approval has not been obtained on or prior to such date, but all other conditions set forth in Section 4.1 have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), then the Termination Date may be extended by either Party (unless such failure results primarily from the Party seeking such extension breaching any representation, warranty or covenant contained in this Agreement) by delivery of written notice to the other Party until the date that is ten (10) business days following the earliest of (i) the receipt of the Investment Canada Act Approval, (ii) the date on which a Governmental Entity issues an order under paragraph 25.4(1)(a) of the Investment Canada Act prohibiting Purchaser from implementing the transactions contemplated by this Agreement or under subparagraph 25.4(1)(b)(ii) of the Investment Canada Act authorizing Purchaser to implement the transactions contemplated by this Agreement on terms and conditions that are not acceptable to Purchaser; provided that Purchaser has provided written notification to Seller within five (5) business days (or such other period mutually agreed to in writing by the Parties) of receiving the notice under subparagraph 25.4(1)(b)(ii) of the Investment Canada Act that any such terms and conditions are not acceptable, or (iii) October 31, 2023, or such other date as may be agreed to in writing by the Parties;
(c)    by either Party, in the event that any Governmental Order enjoining or otherwise prohibiting the transactions contemplated hereby shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 5.1(c) shall not be available to any Party whose breach or failure to fulfill any of its obligations under this Agreement shall have been the cause of, or shall have resulted in, the occurrence of such Governmental Order;
(d)    by Seller, if a breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement shall have occurred that would, if occurring or continuing on the Closing Date, cause any of the conditions set forth in Section 4.1(b)(i) or (ii) not to be satisfied, and such breach is not cured, or is incapable of being cured, within 30 days (but no later than three (3) business days prior to the Termination Date) of receipt of written notice by Seller to Purchaser of such breach; provided, that Seller is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 4.1(c)(i), (ii), (iii) or (iv) not to be satisfied;
(e)    by Purchaser, if a breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement (including an obligation to consummate the transactions contemplated hereby) shall have occurred that would, if occurring or continuing on the Closing Date, cause any of the conditions set forth in Section 4.1(c)(i), (ii), (iii) or (iv) not to be satisfied, and such breach is not cured, or is incapable of being cured, within thirty (30) days (but no later than three (3) business days prior to the Termination Date) of receipt of written notice by Purchaser to Seller of such breach; provided, that Purchaser is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 4.1(b)(i) or (ii) not to be satisfied;

(f)    [RESERVED];
(g)    by Seller, if (i) all conditions to Purchaser’s obligations to consummate the transactions contemplated hereby set forth in Section 4.1(a) and Section 4.1(c) have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing or the failure of any such condition to be satisfied is due in any material part to a breach by Purchaser of any of its representations, warranties, covenants and agreements contained in this Agreement), (ii) Seller confirmed to Purchaser in a written notice that all conditions to Closing set forth in Section 4.1(b) have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing) and that Seller stands ready, willing and able to consummate the transactions contemplated hereby and (iii) Purchaser fails to complete the Closing within the earlier of five (5) business days following delivery of such notice and one (1) business day prior to the Termination Date; or
(h)    by Purchaser, if (i) all conditions to Seller’s obligations to consummate the transactions contemplated hereby set forth in Section 4.1(a) and Section 4.1(b) have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing or the failure of any such condition to be satisfied is due in any material part to a breach by Seller of any of its representations, warranties, covenants and agreements contained in this Agreement), (ii) Purchaser confirmed to Seller in a written notice that all conditions to Closing set forth in Section 4.1(c) have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing) and that Purchaser stands ready, willing and able to consummate the transactions contemplated hereby and (iii) Seller fails to complete the Closing within the earlier of five (5) business days following delivery of such notice and one (1) business day prior to the Termination Date.
5.2    Effect of Termination. In the event of a termination of this Agreement as provided in Section 5.1, this Agreement shall forthwith become null and void ab initio and there shall be no liability on the part of any Party, its Affiliates or its and their respective representatives, except that: (a) this Section 5.2, Section 5.3 and Article X shall survive any such termination; (b) the Confidentiality Agreement shall continue in full force and effect in accordance with its terms; and (c) nothing set forth in this Agreement shall relieve any Party from any liability for any breach of this Agreement occurring prior to such termination and each Party to this Agreement may bring an Action, and take any other available action, in respect of any material breach by another Party of any provision of this Agreement, including Purchaser’s failure to deliver the Closing Payment and the guarantors’ failure to perform under the terms of the applicable guarantee.
5.3    Termination Payment.
(a)    If (i) Seller shall have terminated this Agreement pursuant to Section 5.1(d), or (ii) at the time of the termination of this Agreement by Purchaser pursuant to Section 5.1, Seller had the right to terminate this Agreement pursuant to Section 5.1(d), then, in each case, Purchaser shall pay to Seller the Termination Payment, as promptly as practicable following the time such termination is effective (but in any event no later than five (5) days thereafter), by wire transfer of immediately available funds to an account specified by Seller and set forth in Exhibit G.
(b)    Notwithstanding anything to the contrary in Section 5.3(a), at any time prior to the termination of this Agreement, Purchaser may deliver to Seller written notice of its intent to terminate the Agreement pursuant to Section 5.1 (a “Pre-Termination Notice”), and Seller may deliver to Purchaser, within ten (10) days of receipt of such Pre-Termination Notice, written notice that a Termination Payment would be due pursuant to Section 5.3(a) in respect of such termination (a “Fee Notice”), setting forth the relevant events or circumstances causing Seller to have the right to terminate this Agreement pursuant to the terms of Section 5.1(d); provided, that if Seller (i) fails to deliver a Fee Notice within ten (10) days following delivery by Purchaser of a Pre-Termination Notice, or (ii) provides written notice to Purchaser that a Termination Payment would not be due in respect of such termination (either (i) or (ii), a “No-Fee Event”) and following either (i) or (ii), Purchaser delivers to Seller a Termination Notice pursuant to Section 5.1 within five (5) days of such No-Fee Event, Seller shall be deemed to have waived its right to receive the Termination Payment. For the avoidance of doubt, (i) in no event will the Termination Payment be payable or paid more than once, (ii) in no event will Seller be entitled to receive both a grant of specific performance pursuant to Section 10.5 that results in a Closing and the Termination Payment, and (iii) if Seller seeks a grant of specific performance pursuant to Section 10.5 and specific performance is not granted or Seller elects to cease its claim for specific performance, Seller shall be entitled to seek the Termination Payment pursuant to Section 5.3(a) (provided that such claim had not been waived as set forth in this Section 5.3(b)).
(c)    Each Party acknowledges that the agreements contained in this Section 5.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other Parties would not enter into this Agreement. The Parties acknowledge that the Termination Payment shall not constitute a penalty but is liquidated damages, in a reasonable amount that will compensate Seller for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision.
(d)     In the event of any litigation between the Parties arising from or relating to the Termination Payment, the prevailing Party (as determined by a court of competent jurisdiction in a final, non-appealable order) shall be entitled to recover its reasonable documented out-of-pocket expenses (including outside counsel legal fees and other costs) incurred therein, including any appeals therefrom.
(e)    If Seller is required under the ETA to remit to the Canada Revenue Agency any portion of the Termination Payment received from the Purchaser, then the amount of such Termination Payment shall be increased to the extent necessary to ensure that, after making all required GST/HST remittances, Seller receives an amount equal to the payment that would have been received had no such GST/HST remittances been required.
(f)    If the Termination Payment is paid in full pursuant hereto, the Termination Payment shall be the sole and exclusive remedy of the Sellers against Purchaser and its Affiliates in respect of such termination and any underlying associated breach of this Agreement. For the avoidance of doubt, nothing in this Section 5.3(f) shall limit any remedies of Seller prior to termination of this Agreement, including specific performance pursuant to pursuant to Section 10.5.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SELLER
    Except as set forth in the Disclosure Schedule, subject to Section 1.3, Seller hereby represents and warrants to Purchaser as follows:
6.1    Organization, Good Standing and Qualification. Each of Seller and the Transferring Affiliate is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Seller, together with the Transferring Affiliate, has all requisite corporate or similar power and authority to carry on its patent licensing business as presently conducted and to execute, deliver and perform its obligations under this Agreement. Each of Seller and the Transferring Affiliate is qualified to do business and in good standing as a foreign corporation or other legal entity in each jurisdiction in which the nature of such business conducted by it requires such qualification, except, in each case, where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.2    Authority; Approval. Seller has taken all corporate or similar action necessary to execute, deliver and perform its obligations under this Agreement, and at Closing, each of Seller and the Transferring Affiliate shall have (except to the extent contemplated by this Agreement and the other Transaction Documents) taken all corporate or similar action necessary to execute, deliver and perform its obligations under each of the Transaction Documents to which it is a party. This Agreement has been, and each of the other Transaction Documents that is contemplated to be delivered at Closing, will be at Closing, duly executed and delivered by Seller and the Transferring Affiliate and, assuming due and valid execution and delivery by the other parties hereto and thereto, will constitute a valid and binding agreement of Seller and the Transferring Affiliate, enforceable against Seller and the Transferring Affiliate in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, preferential transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Remedies Exception”).
6.3    No Conflict. Assuming all Consents and other actions described in Section 6.4 have been obtained or made and any applicable waiting period under the HSR Act, Investment Canada Act and any other required merger control clearance has expired or been terminated, the execution, delivery and performance by Seller or the Transferring Affiliate of each Transaction Document to which it is a party (including the consummation of the transactions contemplated hereby) will not: (a) violate, conflict with or result in the breach of any provision of Seller’s or the Transferring Affiliate’s governing documents; (b) conflict with or violate in any material respects any Law applicable to Seller or the Transferring Affiliate; or (c) conflict with, result in any breach of or constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, or give rise to any right of termination, acceleration or cancellation of, or create any other right for any counterparty under any Contract to which Seller or the Transferring Affiliate or their respective assets are bound, except, in the case of this clause (c), as would not, individually or in the aggregate, reasonably be expected to be material to the Assigned Assets, taken as a whole.
6.4    Governmental Consents and Approvals. The execution, delivery and performance by Seller of this Agreement and by Seller and the Transferring Affiliate of the other Transaction Documents to which each of them is a party (including the consummation of the transactions contemplated hereby) do not require any notices, reports or other filings by Seller or the Transferring Affiliate with, nor any Consents by, any Governmental Entity, except for: (a) any filing required with respect to, and the notification and waiting period requirements under, the HSR Act, obtaining the Investment Canada Act Approval; and (b) any notice, report or other filing by Seller or the Transferring Affiliate with, or any Consent by, any Governmental Entity where the failure to make such notice, report or other filing by Seller or the Transferring Affiliate with, or obtain such Consent of, such Governmental Entity would not, individually or in the aggregate, reasonably be expected to materially impair or materially delay the Parties’ ability to consummate the transactions contemplated hereby.
6.5    Litigation; Governmental Orders. There are no Actions pending or, to Seller’s Knowledge, threatened against Seller or the Transferring Affiliate that would, if adversely determined: (a) materially and adversely affect the legality, validity or enforceability of this Agreement; (b) individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated hereby; or (c) reasonably be expected to materially and adversely affect the monetization prospects for the Assigned Patents. As of the date of this Agreement, neither Seller nor the Transferring Affiliate is a party or subject to the provisions of any Governmental Order that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated hereby.

6.6    Title and Subsistence of Assigned Patent Rights.
(a)    Title. Except as set forth in Section 6.6(a) of the Disclosure Schedule, each of Seller and the Transferring Affiliate has good and marketable title to the Assigned Patent Rights held by it, and, other than Other Permitted Encumbrances that will be released as of the Closing, the Assigned Patent Rights are free and clear of all liens, mortgages, pledges, charges, hypothecs and security interests. Except as set forth in Section 6.6(a) of the Disclosure Schedule, Seller or the Transferring Affiliate has sole direct ownership of each Assigned Patent.
(b)    Subsistence. Except as set forth in Section 6.6(b) of the Disclosure Schedule, the Assigned Patents are subsisting and have not expired or been abandoned, withdrawn, cancelled, revoked or invalidated.
(c)    No Exclusive Grants. Except for exclusive grants set forth in Section 6.6(c) of the Disclosure Schedule, each of which terminates at Closing, none of the Assigned Patents is subject to any exclusive license granted by Seller or any Affiliate of Seller.
6.7    Validity and Enforceability. Except as set forth in Section 6.7 of the Disclosure Schedule, the Assigned Patents have never been found invalid or unenforceable for any reason in any administrative, arbitration or judicial proceeding (for clarity, excluding office action rejections in the course of prosecution).
6.8    Transfers. Seller and the Transferring Affiliate have the right to transfer the Assigned Patent Rights to Purchaser at the Closing, subject to the Existing Encumbrances and any Other Permitted Encumbrances, and except as otherwise expressly contemplated by this Agreement (including under Section 2.4(a), Section 4.2, Section 4.3 and Section 8.4).
6.9    Proceedings. Except as set forth in Section 6.9 of the Disclosure Schedule, Seller has received no notice that any of the Assigned Patents are currently involved in any reexamination, reissue, interference proceeding, post-grant proceedings, opposition, cancellation, challenge, litigation, action or any similar proceeding, and to Seller’s Knowledge, no such proceeding is threatened.
6.10    Inventor Assignment Agreements. To Seller’s Knowledge, (i) to the extent required by law to effectuate the assignment, all current and former employees of Seller and its Affiliates (excluding any such employees that were solely employed by an Affiliate of Seller prior to such entity becoming an Affiliate of Seller), and all current and former consultants and independent contractors of Seller and its Affiliates (excluding any such consultants or independent contractors that were solely engaged by an Affiliate of Seller prior to any such entity becoming an Affiliate of Seller) who are named inventors on any of the Assigned Patents have executed and delivered to Seller a valid and enforceable assignment of all of their rights, title and interests in or to such Assigned Patents (collectively, the “Inventor Assignment Agreements”), (ii) no inventor has any retained right, license, claim or interest whatsoever in or with respect to any such Assigned Patent, and (iii) there is no outstanding obligation to pay any royalties or other compensation to any current or former employees or other inventors in connection with such assignment of such Assigned Patents.
6.11    Governmental Orders. There are no Governmental Orders that restrict any of Seller’s rights, or to Seller’s Knowledge, that would restrict any of Purchaser’s or its successors’ and assigns’ rights, to the Assigned Patent Rights, other than as agreed by Purchaser under this Agreement or after the date hereof in connection with any Governmental Process.
6.12    Encumbrances.
(a)    [Redacted – commercially sensitive information relating to scope of encumbrances].

6.13    SSO Commitments. Except as set forth in Section 6.13 of the Disclosure Schedule, since January 1, 2017, Seller has not, and to Seller’s Knowledge, prior to January 1, 2017, Seller has not, expressly agreed in writing with any SSO to license any of the Assigned Patents on royalty-free terms. All SSOs to which Seller has made any declaration with respect to any of the Assigned Patents are set forth on Exhibit C, and all declarations of Seller with any SSO that expressly list an Assigned Patent are set forth in Section 6.13 of the Disclosure Schedules, in each case, to Seller’s Knowledge with respect to any such declaration made prior to January 1, 2017.
6.14    Material Licensing Contracts. Except for the Existing Encumbrances and any Other Permitted Encumbrances or as set forth in Schedule 6.14 of the Disclosure Schedule, there is no Contract pursuant to which Seller or its Affiliates have directly granted to a third party any material license, material covenant not to sue, material release for past infringement with respect to damages arising from activity occurring on or after January 1, 2017 or material commitment to license under the Assigned Patent Rights that remains in effect as of the Effective Date.
6.15    Ownership and Right to Transfer Patent Documents. Subject to the Existing Encumbrances and any Other Permitted Encumbrances, Seller or the Transferring Affiliate has the right to transfer all of the Patent Documents, as applicable. Seller or the Transferring Affiliate has sole direct ownership of each Patent Document. [Redacted – commercially sensitive information relating to certain encumbrances].
6.16    Patent Documents and Business Documents. Except for (i) Third-Party Obligations and (ii) COVID-19 Measures that would (or would be reasonably expected to) impact Seller’s ability to make available or deliver any Patent Document and Business Document in a non-electronic form as of the date hereof, there is no fact, condition or event that, to Seller’s Knowledge, would be reasonably expected to prevent Seller from complying in all material respects with its obligations under Section 4.2(c) or Section 4.3, as applicable, to make available and deliver to Purchaser all Patent Documents, Assigned Patents and Business Documents under its or its applicable Affiliates’ possession or control. Seller and its applicable Affiliates have not relied on any Patent Document that is in the form of a paper document, other than such Patent Documents that have been made available to Purchaser, in connection with the prosecution, maintenance, licensing or enforcement of the Assigned Patents, in the three (3) years prior to the date hereof.
6.17    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates.
6.18    Tax Matters.
(a)    Each of Seller and the Transferring Affiliate confirms that any entity beneficially entitled to any payment to be made by Purchaser under this Agreement is (i) a company that is by virtue of the Law of a Relevant Territory (as defined below) resident for Tax purposes in such Relevant Territory, (ii) resident in a Relevant Territory which imposes a Tax that generally applies to royalties receivable in that territory by companies from sources outside the territory, and (iii) does not carry on a trade or business in Ireland through a branch or agency. For purposes of this Section 6.18(a), a “Relevant Territory” is (x) a Member State of the European Communities other than Ireland, (y) a territory with the government of which the Republic of Ireland has made arrangements having the force of Law by virtue of Section 826(1) of the Irish Taxes Consolidation Act 1997 have been made, or (z) not being a territory referred to in clauses (x) and (y), a territory with the government of which the Republic of Ireland has made arrangements have been made which on completion of the procedures set out in Section 826(1) of the Irish Taxes Consolidation Act will have the force of Law.
(b)    Each of Seller and the Transferring Affiliate has timely filed all Tax Returns required to be filed by it in all applicable jurisdictions, and has duly and timely paid,

withheld and remitted all Taxes required by applicable law to be paid, withheld or remitted, to the extent necessary to prevent any valid lien (other than Other Permitted Encumbrances) or any other claim by a Governmental Entity in respect of unpaid or unremitted Taxes of any nature against the Assigned Assets.
(c)    There are no audits, examinations, assessments, asserted deficiencies or claims for Taxes or actions or proceedings with respect to Taxes or Tax Returns of Seller or the Transferring Affiliate relevant to the Assigned Patents or the Assigned Assets that are ongoing, pending or threatened in writing that are reasonably likely to either (i) impair the Seller’s or the Transferring Affiliate’s ability to satisfy its obligations under this Agreement or (ii) give rise to a Lien for Taxes (other than Other Permitted Encumbrances) on the Assigned Patents or the Assigned Assets attributable to Taxes. There are no liens for Taxes (other than Other Permitted Encumbrances) on the Assigned Patents or the Assigned Assets attributable to Taxes.
(d)    Seller is not a non-resident of Canada for the purposes of the Tax Act.
(e)    The Transferring Affiliate is a resident of the United States for purposes of the Canada-United States Tax Convention (1980).
(f)    The Assigned Assets constitute “treaty-exempt property” within the meaning of the Tax Act for the Transferring Affiliate.
6.19    Investment Canada Act. The Assigned Patents and Assigned Assets do not constitute a “cultural business” within the meaning of the Investment Canada Act.
6.20    Anti-Money Laundering; Anti-Bribery and Sanctions. Neither Seller nor any of its Affiliates has taken any action or acted in any way, in connection with the negotiation, execution or implementation of this Agreement or the transactions contemplated thereby (including the use of funds in connection therewith) that would reasonably be expected to be in violation of any applicable Laws relating to: (i) anti-money laundering, (ii) anti-bribery, anti-kickback or anti-corruption, (iii) anti-terrorism financing, or (iv) any sanctions or sanctions regime in Canada, the United States (including the Office of Foreign Assets Control of the U.S. Department of the Treasury), the United Nations Security Council, or the European Union (each, a “Sanctions Authority”, and such sanctions or sanctions regimes, collectively, “Sanctions”) (together with (i)-(iii), collectively, “Trade Laws”). None of (a) Seller, the Transferring Affiliate, or (b) to Seller’s knowledge, any Person indicated on Exhibit C, or any director, officer, or employee of the Persons described in clause (a) or any Person indicated on Exhibit C (or any other Person authorized to act on their behalf in connection with this Agreement) is (1) the target of any Sanctions or on any lists of sanctioned persons administered or published by any Sanctions Authority or (2) located, organized or resident in a country or territory that is the target of comprehensive Sanctions, currently, Iran, Cuba, Syria, North Korea, or Crimea or other designated regions of Ukraine (“Sanctioned Territory”) (together with (1), collectively, “Sanctioned Person”). Except as disclosed in Section 6.20 of the Disclosure Schedule, none of the Assigned Patents is registered in a Sanctioned Territory, Russia, Belarus, Venezuela, or Afghanistan. No Sanctioned Person has any interest (as defined under the relevant Sanctions) in the Assigned Patents.
6.21    No Other Representations and Warranties.
(a)    Except for (i) the representations and warranties expressly set forth in this Article VI (as qualified or modified by the Disclosure Schedule), and (ii) any representations and warranties made by Seller or any of its Affiliates that are expressly set forth in the other Transaction Documents, none of Seller, any of its Affiliates nor any of their respective representatives or any other Person has made or is making (and each such Person hereby disclaims) any representation or warranty of any kind or nature whatsoever, oral or written, express or implied (including any implied warranty of merchantability or of fitness for a particular purpose), to Purchaser, any of its Affiliates or any of their respective representatives relating to Seller, the Assigned Assets, the transactions contemplated hereby or the accuracy or completeness of any other information provided or made available by or on behalf of Seller, its Affiliates or any of their respective representatives in connection with the transactions contemplated hereby. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE VI (AS QUALIFIED BY THE DISCLOSURE SCHEDULE), THE ASSIGNED ASSETS ARE ASSIGNED “AS IS”, WITHOUT ANY WARRANTY OF ANY KIND, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL CONDITIONS OR WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTIES OF OR RELATED TO TITLE, NON-INFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR ENFORCEABILITY.
(b)    Seller acknowledges and agrees that, except for (i) the representations and warranties expressly set forth in Article VII and (ii) any representations and warranties made by Purchaser or any of its Affiliates that are expressly set forth in the other Transaction Documents, none of Purchaser or any of its Affiliates or any of their respective representatives or any other Person has made or is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied (including any implied warranty of merchantability or of fitness for a particular purpose), to Seller, any of its Affiliates or any of their respective representatives relating to Purchaser, the transactions contemplated hereby or the accuracy or completeness of any other information provided or made available by or on behalf of Purchaser or its Affiliates in connection with the transactions contemplated hereby, and Seller has not relied and is not relying on any representation or warranty other than those (A) expressly set forth in Article VII and (B) made by Purchaser or any of its Affiliates that are expressly set forth in the other Transaction Documents. With respect to any estimate, projection, financial model or forecast delivered by or on behalf of any of Purchaser, any of its Affiliates or any of their respective representatives, Seller acknowledges and agrees that (x) there are uncertainties inherent in attempting to make such estimates, projections, financial models and forecasts, (y) they are aware that actual results may differ materially and (z) Seller shall not have any claim against Purchaser, any of its Affiliates or any of their respective representatives with respect to any such estimate, projection or forecast.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF PURCHASER
    Purchaser hereby represents and warrants to Seller as follows:
7.1    Organization, Good Standing and Ownership. Purchaser is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Purchaser (i) has not been declared insolvent or bankrupt by a Governmental Entity, and no Action is pending before a Governmental Entity to declare it insolvent or bankrupt, (ii) has not filed for insolvency or bankruptcy before a Governmental Entity and (iii) is not in the process of dissolution, liquidation, compulsory administration, recovery or suspension of payments. Schedule 7.1 sets forth a true, accurate and complete description of the capital structure of Purchaser, including the amount and percentage of equity held by each holder of Purchaser’s equity interests.
7.2    Authority; Approval. Purchaser has taken all corporate or similar action necessary to execute, deliver and perform their respective obligations under this Agreement and each of the other Transaction Documents to which it is a party. This Agreement has been, and each of the other Transaction Documents will be at Closing, duly executed and delivered by Purchaser, and assuming due and valid execution and delivery by the other parties hereto and thereto, will constitute a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms, subject to the Remedies Exception. No vote of the holders of any securities of Purchaser is necessary to approve this Agreement or the other Transaction Documents to which it is a party or to consummate the transactions contemplated hereby.
7.3    No Conflict. Assuming all Consents and other actions described in Section 7.4 have been obtained or made and any applicable waiting period under the HSR Act, Investment Canada Act and any other required merger control clearance has expired or been terminated, and except as may result from any facts or circumstances relating solely to Seller or its Affiliates, the execution, delivery and performance by Purchaser of this Agreement and each of the other Transaction Documents to which it is a party (including the consummation of the transactions contemplated hereby) will not: (a) violate, conflict with or result in the breach of any provision of Purchaser’s governing documents; or (b) conflict with or violate in any material respect any Law applicable to Purchaser.
7.4    Governmental Consents and Approvals. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which it is a party (including the consummation of the transactions contemplated hereby) do not require any notices, reports or other filings by Purchaser with, nor any Consents by, any Governmental Entity, except for: (a) any filing required with respect to, and the notification and waiting period requirements under, the HSR Act, obtaining the Investment Canada Act Approval and any other required merger control clearance; (b) any Regulatory Approvals; and (c) any notice, report or other filing by Purchaser with, or any Consent by, any Governmental Entity where the failure to make such notice, report or other filing by Purchaser with, or obtain such Consent of, such Governmental Entity would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated hereby.
7.5    Financial Ability to Perform. On the Closing Date, Purchaser will have or have access to sufficient cash, available lines of credit or other sources of immediately available funds to pay all obligations of Purchaser hereunder, including (a) the amounts payable at Closing pursuant to Section 3.1, and (b) all of the out-of-pocket costs of Purchaser arising in connection with the consummation of the transactions. Notwithstanding this Section 7.5 or any other provision of this Agreement, in no event shall the receipt by or the availability of any funds or financing to Purchaser or any of its Affiliates or any other financing be a condition to Purchaser’s obligation to consummate the transactions contemplated hereby.
7.6    Solvency. Immediately after giving effect to the transactions contemplated hereby, Purchaser will (a) not be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (b) not have an unreasonably small amount of capital with which to engage in its business in the ordinary course or (c) not have incurred debts beyond its ability to pay as they become due. No transfer of property is being made and no obligation is being incurred in connection with completing the transactions contemplated hereby with the intent by Purchaser or its Affiliates to hinder, delay or defraud any present or future creditors of Purchaser or its Affiliates.
7.7    Litigation; Governmental Orders. As of the Effective Date, to the knowledge of Purchaser, there are no Actions pending or threatened against Purchaser that would, if adversely determined: (a) materially and adversely affect the legality, validity or enforceability of this Agreement or any other Transaction Documents to which Purchaser or any of its Affiliates is or will be a party; or (b) individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated hereby. As of the Effective Date, to the knowledge of Purchaser, Purchaser is not a party to or subject to the provisions of any Governmental Order that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated hereby.

7.8    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated hereby based on arrangements made by or on behalf of Purchaser or any of its Affiliates.
7.9    Transfer Taxes. As substantiated and represented in Exhibit H, Purchaser:
(a)    is a non-resident of Canada for GST/HST purposes under the ETA;
(b)    does not have a permanent establishment in Canada for GST/HST purposes under the ETA;
(c)    does not carry on, and has never carried on, a business in Canada for GST/HST purposes under the ETA; and
(d)    is not registered, and does not have the obligation to be registered under Subdivision D of Division V of the ETA.
7.10    Investment Canada Act. Purchaser is either a “trade agreement investor” or “WTO investor” and not a “state-owned enterprise”, in each case, as defined under the Investment Canada Act.
7.11    Withholding Tax. Assuming the accuracy of Seller’s and Transferring Affiliate’s representation and warranty set forth in Section 6.18(a), Purchaser is not required under current Law to make any deduction for or on account of Tax in the Republic of Ireland from any payment of the Purchase Price it may make under this Agreement to Seller.
7.12    Anti-Money Laundering; Anti-Bribery and Sanctions. Neither Purchaser nor any of its Affiliates have taken any action or acted in any way in connection with the negotiation, execution or implementation of this Agreement or the transactions contemplated thereby (including the use of funds in connection therewith) that would reasonably be expected to be in violation of, or cause a violation by Seller of, any Trade Laws. None of (a) Purchaser or (b) to Purchaser’s knowledge, any director, officer, or employee of the Persons described in clause (a) (or any other Person authorized to act on their behalf in connection with this Agreement) is currently a Sanctioned Person.
7.13    No Other Representations and Warranties.
(a)    Except for (i) the representations and warranties expressly set forth in this Article VII and (ii) any representations and warranties made by Purchaser or any of its Affiliates that are expressly set forth in the other Transaction Documents, none of Purchaser or any of its Affiliates or any of their respective representatives or any other Person has made or is making (and Purchaser, on behalf of itself and its Affiliates hereby disclaims) any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, to Seller, any of its Affiliates or any of their respective representatives relating to Purchaser, the transactions contemplated hereby or the accuracy or completeness of any other information provided or made available by or on behalf of Purchaser, any of its Affiliates or any of their respective representatives in connection with the transactions contemplated hereby.
(b)    Purchaser acknowledges and agrees that, except for (i) the representations and warranties expressly set forth in Article VI (as qualified or modified by the Disclosure Schedule) and (ii) any representations and warranties made by any Seller or any of its Affiliates that are expressly set forth in the other Transaction Documents, none of Seller, any of its Affiliates, any of their respective representatives or any other Person has made or is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied (including any implied warranty of merchantability or of fitness for a particular purpose), to Purchaser, any of its Affiliates or any of their respective representatives relating to Seller, the Assigned Assets, the transactions contemplated hereby or the accuracy or completeness of any other information provided or made available by or on behalf of Seller, any of its Affiliates or any of their respective representatives in connection with the transactions contemplated hereby, and none of Purchaser or any of its Affiliates has relied or is relying on any representation or warranty other than those (A) expressly set forth in Article VI (as qualified or modified by the Disclosure Schedule or the Supplemental Disclosure Document) and (B) made by Seller or any of its Affiliates that are expressly set forth in the other Transaction Documents. Without limiting the generality of the foregoing, Purchaser acknowledges and agrees that it has not relied on any other information provided or made available to it, any of its Affiliates or any of their respective representatives in connection with the transactions contemplated hereby, and that none of Seller, any of its Affiliates, any of their respective representatives or any other Person shall be subject to any liability to Purchaser or any other Person resulting from (1) any misrepresentation or omission by Seller, any of its Affiliates, any of their respective representatives or any other Person with respect to any such information or (2) Purchaser’s use of, or the use by any of its Affiliates or any other Person of, any such information, including information, documents, estimates, projections, financial models, forecasts or other material made available to Purchaser or any of its Affiliates or any of their respective representatives in any “data rooms,” teaser, confidential information memorandum, management presentations or otherwise in connection with the transactions contemplated hereby or the transactions contemplated by the other Transaction Documents, unless any such information is expressly and specifically included in a representation or warranty contained in Article VI or made by Seller or any of its Affiliates in the other Transaction Documents. With respect to any estimate, projection, financial model or forecast delivered by or on behalf of any of Seller, any of its Affiliates or any of their respective representatives, Purchaser acknowledges and agrees that (x) there are uncertainties inherent in attempting to make such estimates, projections, financial models and forecasts, (y) they are aware that actual results may differ materially and (z) Purchaser shall not have any claim against Seller, any of its Affiliates or any of their respective representatives with respect to any such estimate, projection or forecast.
ARTICLE VIII
ADDITIONAL AGREEMENTS
8.1    Conduct of Business Prior to the Closing.
[Redacted – commercially sensitive information relating to Seller’s freedom to operate].
(c)    Nothing contained in this Agreement is intended to give Purchaser, directly or indirectly, the right to control or direct the operations of the Assigned Patents prior to the Closing. Prior to the Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Assigned Patents.
8.2    Non-Assert. [Redacted – commercially sensitive information relating to scope of non-assertion covenants].
8.3    Misallocated Assets. In the event that either Seller or Purchaser becomes aware that (a) record or beneficial ownership or possession of any asset that is an Assigned Asset has not been sold, conveyed, transferred, assigned and delivered by Seller or its Affiliates to Purchaser or one of its Affiliates at the Closing, or that any Assumed Liability has not been assumed by Purchaser at the Closing, or (b) record or beneficial ownership or possession of any asset that is not an Assigned Asset has been sold, conveyed, transferred, assigned and delivered by Seller or its Affiliates to Purchaser or one of its Affiliates at the Closing, or that any Excluded Liability has been erroneously assumed by Purchaser at the Closing, then it shall promptly notify the other Party, and the Parties shall thereafter reasonably cooperate to, as promptly as practicable and subject to the receipt of any applicable Consents, (x) sell, convey, transfer, assign and deliver (or cause to be sold, conveyed, transferred, assigned and delivered) the relevant asset to, as the case may be, Purchaser or its designated Affiliate, or Seller or its designated Affiliate, or (y) cause the relevant Liability to be assumed by Purchaser or its designated Affiliate, or Seller or its designated Affiliate, as the case may be, in each case pursuant to this Agreement or any other applicable Transaction Document.
8.4    Regulatory Approvals. On the terms and subject to the conditions contained in this Agreement and any other Transaction Document (including under Section 2.4(a)):
(a)    with respect to the Regulatory Approvals and any other process submissions to, before, or assessment, inquiry, review or investigation by, a Governmental Entity under any Law (collectively, a “Governmental Process”), each Party agrees to use its respective commercially reasonable efforts to take, or cause to be taken, all things reasonably necessary to consummate the transactions contemplated by the Transaction Documents as soon as reasonably practicable, including (i) cooperating fully with the other Parties in respect of a Governmental Process, including by (A) promptly providing such other Parties with a copy of any written communication received by a Governmental Entity or promptly notifying them of any verbal communication received from a Governmental Entity, (B) providing such other Parties with a reasonable opportunity to review any information, submission, filing, undertakings or other documentation prior to it being provided to a Governmental Entity and considering in good faith any comments received, (C) providing such other Parties with a final copy of any information, submission, filing, undertakings or other documentation that is provided to a Governmental Entity (other than filings required under the HSR Act) and (D) if and to the extent permitted by the applicable Governmental Entity, providing such other Parties and their external counsel with a reasonable opportunity to attend any telephonic or in-person meeting with a Governmental Entity, (ii) cooperating fully with the other Parties in promptly seeking to obtain or eliminate any Governmental Order, (iii) responding promptly to any requests for information made by a Governmental Entity, and preparing and filing as promptly as practicable documentation in connection with clause (ii) hereof and (iv) providing such other information to any Governmental Entity as such Governmental Entity may reasonably request in connection herewith; provided, that the obligation of either Party to use its commercially reasonable efforts to obtain the Regulatory Approvals does not require either Party (or any subsidiary thereof) to undertake any divestiture of any business, business segment or assets of such Party or any of the Assigned Assets, to agree to any operating or other restrictions or obligations related thereto or to incur any expenditure(s) related therewith, unless conditional and effective only upon Closing and agreed to by (x) Purchaser, in the case of the Assigned Assets, or (y) in all other cases, the affected Party or Parties.  In connection with obtaining the Regulatory Approvals, Seller shall not agree to any of the foregoing items without the prior written consent of Purchaser;
(b)    notwithstanding any requirement in the foregoing Section 8.4(a), (i) as soon as reasonably practicable, and in any event within five (5) business days following the date hereof, Purchaser shall file a notice pursuant to section 12 of the Investment Canada Act and, in the event that a Governmental Entity provides notice that it will not accept the notice on grounds that control is not being acquired in the manner described pursuant to subsection 28(1)(c) of the Investment Canada Act, Purchaser shall promptly, and in any event within five (5) business days thereof, make a Voluntary Filing; (ii) as soon as reasonably practicable, and in any event within ten (10) business days following the date hereof, each of Purchaser and Seller shall make any notification or filing necessary to start any applicable waiting period or to obtain any approval or clearance from a Governmental Entity in connection with obtaining or satisfying the Regulatory Approvals; (iii) to the extent that a Party would otherwise be required under this Section 8.4 to provide any information, submission, filing, undertakings, or other documentation to any other Party (including any Affiliate thereof) that contains confidential, competitively-sensitive information, such disclosing Party shall provide a redacted version of such documentation to the relevant receiving Party that removes the confidential, competitively-sensitive information; provided, that a non-redacted version is contemporaneously provided to such receiving Party’s external legal counsel on an “external legal counsel only” basis, which the receiving Party hereby agrees not to review or receive from their external legal counsel; and (iv) this Section 8.4 shall not require any Party to provide any submission, filing, undertakings or other documentation which contains information that is prohibited or restricted from being disclosed to any other Party by operation of Law; and
(c)    notwithstanding this Section 8.4 or any other provision of this Agreement, in no event shall the failure to receive any Consents (except for the Regulatory Approvals) be taken into account with respect to whether any conditions to the Closing set forth in Article IV shall have been satisfied and no representation or warranty of Seller shall be breached or deemed breached as a result thereof other than those set forth in Section 4.1(a)(ii).
8.5    Assignment of Patents; Existing Encumbrances. [Redacted – commercially sensitive information relating to scope of encumbrances].
ARTICLE IX
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS
AND INDEMNIFICATION
9.1    Survival.  Each representation, warranty and covenant contained in this Agreement shall survive the consummation of the transactions contemplated hereby, but only until the applicable survival date specified in this Section 9.1, whereupon it shall terminate as follows:
(a)    The survival date applicable to the representations and warranties contained in this Agreement shall be the eighteen (18)-month anniversary of the Closing Date; provided, that the survival date applicable to Fundamental Representations and any claims arising out of a breach of Section 6.18 (Tax Matters) hereof shall be the five (5)-year anniversary of the Closing. Notwithstanding the foregoing, with respect to any representation and warranty as to which any claim is pending as of the applicable date described in the first sentence of this subparagraph (a), such representation and warranty will survive until the final resolution of such claim.
(b)    The survival date applicable to the covenants contained in this Agreement to be performed by their terms (i) prior to the Closing, shall be the earlier of the Closing Date or the Termination Date, and (ii) on or after the Closing Date, shall survive the Closing and continue in effect and expire pursuant to their respective terms.
(c)    Except with respect to a claim for indemnification made hereunder prior to such time, no Party shall have any Liability to any Person with respect to any provision of this Agreement or the subject matter thereof following the applicable survival date specified in this Section 9.1, which applicable survival date supersedes any statute of limitations that would otherwise apply, and no Party may thereafter assert any claim, cause of action, right or remedy, or any Action, with respect to such provision or the subject matter thereof.
(d)    No provision in this Article IX shall apply or limit a claim that a Party committed actual fraud in the making of any representations and warranties contained in Article VI and Article VII of this Agreement, which may be brought at any time until the lapse of the applicable statute of limitations.
9.2    Indemnification by Seller.
(a)    Subject to the limitations in this Article IX, effective as of and after the Closing, Purchaser, KPI, their respective Affiliates, their respective directors, managers, officers, employees, consultants, investment bankers, attorneys, accountants and other advisors and representatives, and their respective successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) shall be entitled to be indemnified and held harmless, jointly and severally, by Seller and the Transferring Affiliate, for, from and against any and all Losses actually incurred or suffered by any Purchaser Indemnified Party as a result of or arising from (i) the breach of any representation or warranty contained in Article VI existing at the Closing, (ii) the breach of any covenant of Seller contained in this Agreement and (iii) any of the matters set forth on Schedule 9.2(a) (the “Special Indemnity Matters”). [Redacted – commercially sensitive information].
(b)    Notwithstanding any other provision in this Agreement to the contrary, the indemnification provided for in Section 9.2(a)(i), Section 9.2(a)(ii) with respect to breaches of the covenants contained in Section 8.1 and Section 9.2(a)(iii) shall be subject to the following limitations:
(i)    The Purchaser Indemnified Parties shall not be entitled to be indemnified or held harmless in respect of any Losses for which the Purchaser Indemnified Parties would recover under Section 9.2(a)(i) and Section 9.2(a)(iii) unless and until the aggregate amount of such Losses equals or exceeds $1,870,000 (the “Threshold”), in which case the Purchaser Indemnified Parties (as a group) shall be entitled to recover all Losses regardless of the Threshold, subject to Section 9.2(b)(ii) and Section 9.2(b)(iii) below;
(ii)    The Purchaser Indemnified Parties shall not be entitled to be indemnified or held harmless in respect of any Losses for which the Purchaser Indemnified Parties would recover under Section 9.2(a)(i) with respect to breaches of representations and warranties, Section 9.2(a)(ii) with respect to breaches of the covenants contained in Section 8.1 or Section 9.2(a)(iii) that arise from any individual item, occurrence, circumstance, act or omission (or series of related items, occurrences, circumstances, acts or omissions) unless and until the aggregate amount of Losses resulting therefrom exceeds $75,000 (the “Per Claim Amount”), nor shall any Losses excluded pursuant to this clause (ii) be taken into account for purposes of determining whether the Cap or the General Cap, as applicable, or the Threshold has been exceeded in respect of claims made by the Purchaser Indemnified Parties;
(iii)    (A) Seller’s aggregate liability for Losses for which the Purchaser Indemnified Parties would recover under Section 9.2(a)(i) (other than with respect to any claims arising out of a breach of the Fundamental Representations), Section 9.2(a)(ii) with respect to breaches of the covenants contained in Section 8.1 and Section 9.2(a)(iii) shall in no event exceed $25,000,000.00 (the “General Cap”); and (B) with respect to breaches of the Fundamental Representations, Seller’s aggregate liability for Losses shall be increased to the lesser of $200,000,000.00 and the amount actually paid by Purchaser to Seller pursuant to Section 3.1 and Section 3.3 at the applicable time (such amount the “Cap”, which shall qualify the General Cap with respect to breaches of the Fundamental Representations and not be in addition to the General Cap for any claim or purpose other than breaches of the Fundamental Representations).
(iv)    [Redacted – commercially sensitive information implicating prospective operations].
(c)    Notwithstanding anything to the contrary herein, for purposes of this Article IX only, each representation and warranty made by Seller contained in this Agreement shall be deemed to be made without any qualification or limitation as to materiality (including any qualification or limitation made by reference to a “material” or “Material Adverse Effect”) and, without limiting the foregoing, the words “material” and “Material Adverse Effect” and words of similar import shall be deemed deleted from any such representation or warranty.
(d)    Notwithstanding anything herein to the contrary, any Claims with respect to which there is a finding or judgment of actual fraud by Seller by an Arbitration

Panel in accordance with the terms of this Agreement shall not be subject to the limitations under this Section 9.2.
9.3    Indemnification by Purchaser.
(a)    Subject to the limitations in this Article IX, effective as of and after the Closing, Seller, its Affiliates, their respective directors, managers, officers, employees, consultants, investment bankers, attorneys, accountants and other advisors and representatives, and their respective successors and permitted assigns (collectively, the “Seller Indemnified Parties”) shall be entitled to be indemnified and held harmless for, from and against any and all (i) Losses actually incurred or suffered by any Seller Indemnified Party as a result of or arising from the breach of any representation or warranty contained in Article VII existing at the Closing, (ii) Losses actually incurred or suffered by any Seller Indemnified Party as a result of or arising from the breach of any covenant of Purchaser contained in this Agreement, and (iii) Assumed Liabilities (provided, that the obligations under this Section 9.3(a)(iii) shall not be subject to any limitations or restrictions set forth in this Article IX).
(b)    Notwithstanding any other provision in this Agreement to the contrary, the indemnification provided for in Section 9.3(a)(i) shall be subject to the following limitations:
(i)    The Seller Indemnified Parties shall not be entitled to be indemnified or held harmless in respect of any Losses for which the Seller Indemnified Parties would recover under Section 9.3(a)(i) unless and until the aggregate amount of such Losses exceeds the Threshold, in which case the Seller Indemnified Parties (as a group) shall be entitled to recover all Losses regardless of the Threshold, subject to Section 9.3(b)(ii) and Section 9.3(b)(iii) below; provided, however, that the Threshold shall not apply to a misrepresentation or breach of the representations and warranties in Section 7.5, Section 7.9, Section 7.10 and Section 7.11;
(ii)    The Seller Indemnified Parties shall not be entitled to be indemnified or held harmless in respect of any Losses for which the Seller Indemnified Parties would recover under Section 9.3(a)(i) with respect to breaches of representations and warranties (other than the representations and warranties in Section 7.5, Section 7.9, Section 7.10 and Section 7.11) that arise from any individual item, occurrence, circumstance, act or omission (or series of related items, occurrences, circumstances, acts or omissions) unless and until the aggregate amount of Losses resulting therefrom exceeds the Per Claim Amount, nor shall any Losses excluded pursuant to this clause (ii) be taken into account for purposes of determining whether the Threshold or the Cap has been exceeded in respect of claims made by the Seller Indemnified Parties; and
(iii)    Purchaser’s aggregate liability for Losses with respect to breaches of representations and warranties for which the Seller Indemnified Parties would recover under Section 9.3(a)(i) (excluding for this purpose the representations and warranties in Section 7.5, Section 7.9, Section 7.10 and Section 7.11) arising out of claims under this Agreement shall in no event exceed the Cap.
(c)    Notwithstanding anything to the contrary herein, for purposes of this Article IX only, each representation and warranty made by Purchaser contained in this Agreement shall be deemed to be made without any qualification or limitation as to materiality (including any qualification or limitation made by reference to “material”) and, without limiting the foregoing, the word “material” and words of similar import shall be deemed deleted from any such representation or warranty.

(d)    Notwithstanding anything herein to the contrary, any Claims with respect to which there is a finding or judgment of actual fraud by Purchaser by an Arbitration Panel in accordance with the terms of this Agreement shall not be subject to the limitations under this Section 9.3.
9.4    Limitations on Indemnification and Recourse.
(a)    Purchaser and Seller shall (and shall use commercially reasonable efforts to cause the Purchaser Indemnified Parties and Seller Indemnified Parties, respectively, to) use commercially reasonable efforts to seek recovery, at its or their own expense (it being understood that the foregoing does not preclude such amounts from being Losses for the purposes hereof), under all applicable insurance policies, to the extent coverage for such matters exists on the face of the applicable insurance policy, and indemnification or reimbursement rights covering any such claim; provided, however, that no Party shall be required to initiate or pursue any legal action to make any such recovery.
(b)    To the extent that any Indemnified Party recovers an amount from a third party in respect of a Loss after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article IX, the Indemnifying Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of the Loss.
(c)    No Indemnifying Party shall be liable under this Article IX in respect of any Loss which is contingent unless and until such contingent Loss becomes an actual liability and is due and payable.
(d)    No Party’s right to indemnification pursuant to this Article IX shall be adversely affected by its waiver of a condition to the Closing set forth in Article IV.
9.5    Indemnification Procedures.
(a)    A person or entity seeking to be indemnified under this Article IX (the “Indemnified Party”) shall notify the Party liable for such indemnification (the “Indemnifying Party”) in writing (including in respect of a pending or threatened action asserted by a third party against the Indemnified Party, such claim being a “Third-Party Claim” and any such notice being a “Claim Certificate”); it being agreed that any such Claim Certificate must describe in reasonable detail the facts and circumstances with respect to the subject matter of such claim, the provisions of this Agreement pursuant to which indemnification may be sought and, if reasonably ascertainable, an estimate of the Indemnified Party’s Losses and must be delivered prior to the expiration of any applicable survival period specified in Section 9.1.
(b)    In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Indemnifying Party shall, within 30 days after receipt by the Indemnifying Party of such Claim Certificate, deliver to the Indemnified Party a notice to such effect, specifying in reasonable detail the basis for such objection, and the Indemnifying Party and the Indemnified Party shall, within the 60-day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims to which the Indemnifying Party shall have so objected. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party shall, subject and in accordance with Article X (including Section 10.7), be permitted to pursue any and all available remedies at Law.
(c)    Claims for Losses specified in any Claim Certificate to which an Indemnifying Party shall not object in writing within thirty (30) days of receipt of such Claim

Certificate, claims for Losses agreed to in writing by the Indemnified Party and the Indemnifying Party and claims for Losses the validity and amount of which have been the subject of a final judicial determination as described in Section 9.5(b) or shall have been settled with the consent of the Indemnifying Party, as described in Section 9.6, are hereinafter referred to, collectively, as “Agreed Claims”. Within ten (10) business days of the determination of the amount of any Agreed Claim, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer of immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) business days prior to such payment. The Indemnifying Party shall reimburse the Indemnified Party for any and all reasonable costs or expenses of any nature or kind whatsoever (including all reasonable attorneys’ fees) incurred in seeking to collect such Losses from the time such Losses become due and payable.
9.6    Third-Party Claim Indemnification Procedure. If any Third-Party Claim is made against any Indemnified Party with respect to which the Indemnified Party intends to seek indemnification hereunder for any Loss under this Article IX, the Indemnified Party shall promptly notify the Indemnifying Party of such Third-Party Claim, but in any case, not later than thirty (30) days after receipt by the Indemnified Party of notice of the Third-Party Claim; provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX, except and only to the extent that the Indemnifying Party is actually and materially prejudiced by such failure. Upon receipt of a notice of a Third-Party Claim, the Indemnifying Party will be entitled, by notice to the Indemnified Party delivered by the earlier of (a) twenty (20) business days following receipt of the applicable Claim Certificate in respect of such Third-Party Claim and (b) the fifth (5th) day preceding the date on which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation or other proceeding, to assume the defense and control of such Third-Party Claim (at the expense of such Indemnifying Party); provided, that (i) the Third-Party Claim does not seek an injunction or other non-monetary relief, (ii) the Third-Party Claim does not involve or relate to a pending or potential criminal proceeding, (iii) the amount demanded in such Third-Party Claim (or if no amount is specified, the amount that could reasonably be expected to be payable if such Third-Party Claim is resolved in favor of the claimant) does not exceed two times the remaining amount that may be payable in respect of such claim by the Indemnifying Party hereunder, taking into account applicable limitations on indemnification hereunder pursuant to the Threshold, the General Cap, the Cap or otherwise; and (iv) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently in order to preserve its rights in this regard; and provided, further, that the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in (but not control) the defense of such Third-Party Claim with its own counsel and at its own expense; provided, however, that, if, in the reasonable opinion of counsel to the Indemnified Party, there are defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party, then the Indemnifying Party shall reimburse the Indemnified Party for the reasonable fees and expenses of one external law firm to the Indemnified Party. If the Indemnifying Party does not assume the defense and control of any Third-Party Claim pursuant to this Section 9.6, the Indemnified Party shall then be entitled to assume and control such defense (and the fees and expenses of counsel for the Indemnified Party shall be deemed to be Losses for which the Indemnified Party may make a claim for indemnification pursuant to the terms of this Agreement), but the Indemnifying Party may nonetheless participate in the defense of such Third-Party Claim with its own counsel and at its own expense. If the Indemnifying Party is precluded from assuming the defense of a Third-Party Claim pursuant to clause (iii) above, the Indemnified Party shall not enter into any settlement with respect to such Third-Party Claim pursuant to which the portion of any settlement consideration paid by the Indemnifying Party exceeds 25% of the total amount paid or to be paid in respect of such claim, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party assumes the defense and control of a Third-Party Claim, the Indemnifying Party shall be entitled to select counsel, contractors and consultants. Purchaser or Seller, as the case may be, shall reasonably cooperate with the Indemnifying Party in the defense or prosecution of any Third-Party Claim, including by furnishing books and records and personnel (on a mutually convenient basis), as reasonably relevant for any defense of such Third-Party Claim. The Indemnified Party and the Indemnifying Party shall keep each other fully and promptly informed with respect to the status of all Third-Party Claims and shall deliver to each other copies of all material written notices and documents (including court papers) received by the other that relate to any Third-Party Claims. The Parties shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges. If the Indemnifying Party has assumed the defense and control of a Third-Party Claim, it shall not be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third-Party Claim, with the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed); provided, that no such consent of the Indemnified Party shall be required if such settlement or judgment contains a full and unconditional release of the Indemnified Party and would not result in (i) the imposition of any consent order, injunctive relief or decree that would restrict the future activity or conduct of the Indemnified Party, or any of its Affiliates, (ii) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates, (iii) any finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party or any of its Affiliates, (iv) any monetary liability of the Indemnified Party that will not be paid or reimbursed by the Indemnifying Party, (v) any non-monetary condition or obligation being imposed on any Indemnified Party or any of its Affiliates or (vi) a material and adverse impact on the ongoing business of the Indemnified Party.
9.7    Mitigation. Each of the Parties agrees to use, to the extent reasonably practicable, their commercially reasonable efforts to mitigate the effective Loss to be suffered by an Indemnified Party and indemnified by any Indemnifying Party under this Article IX.
9.8    Exclusive Remedy. The Parties acknowledge and agree that, except for any claim of actual fraud, following the Closing Date, indemnification pursuant to the provisions of this Article IX shall be Purchaser’s sole and exclusive remedy for monetary damages in respect of any breaches of or default under this Agreement and for any claims arising out of or relating to the ownership, use or other exploitation of the Assigned Patents, whether prior to or after the Closing. Seller has specifically relied upon the limited remedies provided in this Article IX in agreeing to the terms and conditions of this Agreement and in agreeing to provide the specific representations and warranties set forth herein. Without limiting the generality of the foregoing sentence, except in connection with any claim of actual fraud, Purchaser hereby waives and releases any and all statutory, equitable or common law remedy it may have in respect of any breach of Seller’s representations and warranties in this Agreement.
9.9    No Double Recovery. Neither the Purchaser Indemnified Parties, on the one hand, nor the Seller Indemnified Parties, on the other hand, shall be entitled to recover more than once in respect of the same Loss or state of facts giving rise to such Losses (notwithstanding that such Loss may result from more than one of the occurrences specified in Section 9.1 or Section 9.3, as the case may be).
9.10    [RESERVED].
9.11    Indemnification Net of Tax Benefits. All indemnification payments shall be net of any applicable Tax benefit, including any credit, refund, deduction, depreciation, or similar Tax benefit, that is actually realized by the Indemnified Party during the same Tax year as the year in which the relevant Loss occurred or the following three (3) years.

9.12    Adjustment to Purchase Price. All indemnification payments shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes.
9.13    Insurance; Subrogation. In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, in each case relating to the matters described in the Claim Certificate, shall be deducted, except to the extent that the adjustment itself would excuse, exclude or limit the coverage of all or part of such Loss pursuant to this Agreement. In the event that, after having complied with its obligations under Section 9.4(a), an Indemnified Party still has any rights against a third party with respect to any occurrence, claim or Loss that results in a payment by an Indemnifying Party under this Article IX, such Indemnifying Party shall be subrogated to such rights to the extent of such payment. Each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.
9.14    Interest on Losses. The amount of any Losses that represents an Agreed Claim that is payable under Section 9.5(c) to the applicable Indemnified Party, including any overdue interest payable to such Indemnified Party under this Section 9.14, shall bear interest, from the date the Indemnifying Party received the applicable Claim Certificate, at the rate of 6% per annum, calculated from and including such date to but excluding the date reimbursement of such Losses by the Indemnifying Party is made. Interest under this Section 9.14 shall be computed on the basis of a 360-day year and shall accrue on the actual number of days elapsed for any period for which such interest is being calculated.
9.15    Set-Off. Each of Purchaser and Seller, as applicable, shall be entitled to set off the amount of any Losses payable under this Article IX against any other amounts payable by such Party to the other Party whether under this Agreement or the Transaction Documents, including the Deferred Consideration and the Royalty Payments (in the case of Losses payable by Seller).
ARTICLE X
MISCELLANEOUS
10.1    Confidentiality.
(a)    The Parties acknowledge and confirm that they shall continue to be bound by the terms of the Confidentiality Agreement with respect to all communications and transactions between the Parties and their respective Affiliates related to this Agreement, and that the terms and conditions of the Confidentiality Agreement shall apply to and be binding upon Purchaser as if (i) it is the “Participant” (as defined in the Confidentiality Agreement), (ii) the “Purpose” is extended to include the operation by Purchaser of a patent monetization business with respect to the Assigned Patents, and (iii) the Confidentiality Agreement shall in no way limit or prohibit any communication with or submission to a Governmental Entity in connection with Trade Laws; [Redacted – commercially sensitive information relating to third party confidentiality obligations].
(b)    Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, the Parties understand and agree that the Agreement will be, and some or all of the Transaction Documents may be, publicly disclosed in order to satisfy applicable Law, and the existence of, and terms and conditions in, this Agreement and such Transaction Documents (to the extent required to be disclosed) shall not be considered confidential; provided that the disclosing Party shall consider in good faith any requests for redaction or withholding of information by the other Party. To the extent that any Transaction Documents are not required to be disclosed pursuant to applicable Law, subject to Section 8.4, the Transaction Documents (or portions thereof) that are not required to be disclosed (the “Confidential Content”) shall be considered “Confidential Information” under the Confidentiality

Agreement of both Seller and Purchaser, and shall be kept in confidence by the Parties and their respective Affiliates and representatives in accordance with the Confidentiality Agreement, applied mutatis mutandis. Without limiting the generality of the foregoing sentence, subject to Section 8.4, the Parties shall not now or hereafter divulge the Confidential Content to any third party (other than their respective representatives and Affiliates to the extent contemplated under Section 10.1(a)) except: (i) with the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed); (ii) to any Governmental Entity having jurisdiction to require disclosure, or to any arbitral body, to the extent legally compelled by same; provided, that the disclosing Party first gives the other Party prior written notice in order to enable that Party to seek a protective order (or other equivalent protection) and such permissible disclosure is limited to the terms legally required (or reasonably determined by its legal counsel as being necessary or advisable) to be disclosed; (iii) as otherwise may be required by any applicable securities exchange rules or regulations, and such permissible disclosure is limited to the terms legally required (or reasonably determined by its legal counsel as being necessary or advisable) to be disclosed; (iv) during the course of any litigation, arbitration or similar proceedings between the Parties in connection with or arising from this Agreement or the Transaction Documents, so long as the disclosing Party makes reasonable efforts for the disclosure to be produced under seal or protective order on the same manner as is the highly confidential information of other litigating parties; (v) as may be compelled by Law or legal process or as required during the course of litigation (other than pursuant to clause (iv)); provided, however, that in the event of potential disclosure under clause (v), the disclosing Party will (x) use all legitimate and legal means available to minimize the disclosure to third parties, including, without limitation, seeking a protective order whenever appropriate or available and (y) provide the other Party with at least ten (10) business days’ prior written notice of such disclosure; (vi) to the extent reasonably necessary, to accountants, legal counsel and financing sources and potential acquirors that, in each case, are bound by a written or professional obligation to maintain such information confidential that is at least as protective as the terms of this Section 10.1; (vii) [Redacted – commercially sensitive information relating to third party confidentiality obligations]; (ix) Purchaser may disclose this Agreement or its contents in order to perfect Purchaser’s interest in the Assigned Patent Rights with any governmental patent office, or to enforce or verify Purchaser’s right, title and interest in and to the Assigned Patent Rights; and (x) Purchaser and its Affiliates and representatives shall be permitted to make disclosures of general information relating to the Assigned Patents, this Agreement or the transactions contemplated hereby in connection with their respective fundraising activities; provided, that such disclosures shall not contain Confidential Content unless Seller has consented in writing to the disclosure of such Confidential Content.
10.2     Public Announcement. Neither of the Parties will make, and the Parties will ensure that their Affiliates do not make, any public announcement concerning the transaction contemplated by this Agreement without the other Party’s prior written (email being sufficient) consent (not to be unreasonably withheld, conditioned or delayed), except as may be required by Law or the rules of any stock exchange. If such an announcement is required by Law or the rules of any stock exchange, the Parties shall cooperate reasonably regarding the scope of such announcement, and the disclosing Party shall consider in good faith any comments from the other Party
10.3    Independent Nature of Relationship. The relationship between Seller and Purchaser is solely that of seller and purchaser, and neither Seller nor Purchaser has any fiduciary or other special relationship with the other party hereto or any of its Affiliates. Nothing in this Agreement shall be deemed in any way or for any purpose as constituting or creating any partnership or joint venture between Seller and Purchaser or any other party (neither for general legal purposes nor for Tax purposes). Further, this Agreement is not intended to create any relationship in the nature of an employer/employee, a franchisor/franchisee, a supplier/customer, a principal/agent, or any other legal relationship or duties beyond the contractual obligations specifically provided for herein. Except to the limited extent expressly provided in this

Agreement, neither party shall have the authority to bind, obligate or represent the other party. Seller and Purchaser agree that they shall not take any inconsistent position with respect to such treatment in any filing with any Governmental Entity.
10.4    Limitation of Liability. EXCEPT FOR A BREACH OF THE CONFIDENTIALITY OBLIGATIONS CONTAINED IN SECTION 10.1 OR OF THE REPRESENTATIONS AND WARRANTIES IN SECTION 7.9, SECTION 7.10, ANY ACTUAL FRAUD CLAIM, OR DAMAGES CALCULATED IN ACCORDANCE WITH SECTION 9.2(B)(IV) (A) NO PARTY SHALL BE LIABLE, AND NEITHER PARTY SHALL BRING ANY CLAIM, ACTION, SUIT OR OTHER PROCEEDING SEEKING RECOVERY, FOR INTANGIBLE, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, INDIRECT OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFITS, REGARDLESS OF WHETHER SUCH PARTY HAD BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES, OR WHETHER THE FOREGOING LIMITATION CAUSES THE AGREEMENT TO FAIL OF ITS ESSENTIAL PURPOSE (UNLESS AND ONLY TO THE EXTENT THAT SUCH LOST PROFITS, FUTURE EARNINGS AND OTHER CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES ARE AWARDED BY A COURT OR ARBITRATOR TO A THIRD PARTY AS PART OF A THIRD PARTY CLAIM FOR WHICH A PARTY HAS PROVIDED INDEMNIFICATION HEREUNDER AND (B) NEITHER PARTY, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND INVESTORS SHALL HAVE ANY LIABILITY IN CONNECTION WITH THIS AGREEMENT TO THE OTHER PARTY, ITS AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS, OR ANY THIRD PARTY, COLLECTIVELY, IN EXCESS OF THE CLOSING PAYMENT OR, TO THE EXTENT APPLICABLE WITH RESPECT TO THE MATTERS SUBJECT TO THE INDEMNIFICATION PROVISIONS OF ARTICLE IX, THE AMOUNTS SET FORTH IN ARTICLE IX, NO MATTER WHETHER SUCH LIABILITY ARISES UNDER CONTRACT, TORT, STRICT LIABILITY OR ANY OTHER THEORY OF LAW.
10.5    Specific Performance. The Parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform its obligations under the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement and the transactions contemplated hereby) in accordance with its specified terms or otherwise breaches such provisions. The Parties acknowledge and agree that, notwithstanding anything to the contrary contained herein: (a) each Party shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 5.1, in addition to any other remedy to which it may be entitled under this Agreement; and (b) the right of specific performance is an integral part of the transactions contemplated hereby and without that right, no Party would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.5 shall not be required to provide any bond or other security in connection with any such injunction or enforcement.
10.6    Expenses. Except as otherwise provided in this Agreement, each Party will pay its own fees and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby; provided, that, for the avoidance of doubt, Purchaser shall be solely responsible for the payment of any filing fee payable in connection with the Regulatory Approvals.

10.7    Governing Law; Waiver of Jury Trial. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the transactions contemplated hereby, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. EACH PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 10.7.
10.8    Arbitration; Jurisdiction.
(a)    Except as otherwise expressly provided for in this Agreement, each Party irrevocably agrees that any dispute, controversy, or claim arising from or relating to this Agreement or the validity, interpretation, breach, or termination thereof (each, a “Dispute”), including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in New York, New York before three (3) arbitrators (“Arbitration Panel”). Except as provided below, the arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures (“JAMS Rules”). The decision of the arbitrators on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. This clause shall not preclude the Parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.
(b)    JAMS shall send the Parties a list of fifteen (15) candidates to serve as members of the Arbitration Panel within ten (10) days after JAMS issues a Commencement Letter (see JAMS Rule 15). The Arbitration Panel shall be chosen from this list of candidates as provided for in JAMS Rule 15(c)-(f). The Parties agree that the Chair of the Arbitration Panel shall be chosen by the Arbitration Panel (and if the Arbitration Panel fails to reach an agreement, by JAMS).
(c)    Each party shall be responsible for an equal share of the expenses of the arbitration, including the fees of the arbitrators. These fees shall be included in any award of costs to the prevailing party.
(d)    Within twenty-one (21) days of the appointment of the Arbitration Panel, the Arbitration Panel shall hold a preliminary conference pursuant to JAMS Rule 16 to discuss scheduling. The schedule adopted for the proceeding shall reflect the Parties’ agreement that the arbitration hearing be held within six (6) months of the appointment of the Arbitration Panel.

(e)    If injunctive or other interim relief contemplated by Section 10.8(g) is requested, the hearing(s) will be expedited in accordance with any order entered by the Arbitration Panel.
(f)    In any arbitration arising out of or related to this Agreement, the Arbitration Panel shall award the prevailing party the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration. If the Arbitration Panel determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all the claims and counterclaims, it may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration.
(g)    The Arbitration Panel shall have the right to award, on an interim basis, or include in the final award, any relief which is allowable under the applicable Law, and which it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date, attorneys’ fees and costs) and injunctive relief (including specific performance); provided, that the Arbitration Panel will not award any relief not specifically requested by the Parties.
(h)    The agreement to arbitrate Disputes set forth in this Section 10.8 will continue in full force and effect subsequent to, and notwithstanding the completion, expiration or termination of, this Agreement.
(i)    Any party to the arbitration that has obtained an order of interim injunctive relief may enter judgment upon such award in any court of competent jurisdiction. The final award in an arbitration pursuant to this Section 10.8 will be conclusive and binding upon the parties thereto, and any party to the arbitration that has obtained a final award may enter judgment upon such award in any court of competent jurisdiction.
(j)    It is the intent of the Parties that the agreement to arbitrate Disputes set forth in this Section 10.8 will be interpreted and applied broadly such that all reasonable doubts as to arbitrability of a Dispute will be decided in favor of arbitration.
(k)    The parties shall keep any such arbitration confidential and shall not disclose to any person, other than those necessary to the proceedings, the existence of the arbitration, any information, testimony or documents submitted during the arbitration or received from the other party, a witness or the arbitrator(s) in connection with the arbitration, and any award, if and to the extent that disclosure is required by Law or necessary for permitted court proceedings, such as proceedings to recognize or enforce an award.
(l)    Irreparable damage would occur in the event that any covenant herein were not to be performed in accordance with its terms. Accordingly, each Party shall be entitled to seek interim injunctions in aid of arbitration to prevent any breach of covenant and to enforce specifically this Agreement in the federal courts of the United States located in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined in any New York state court located in New York County, in addition to any other remedy to which such Party may be entitled at law or in equity.
(m)    The Parties agree that any arbitration under this Section 10.8 may be consolidated with any other arbitration arising under any other Transaction Document having common issues of fact or law pursuant to JAMS Rule 6(e).
10.9    Waivers. The failure of any Party to insist upon the performance of any of the terms or conditions of this Agreement or to exercise any right hereunder shall not be construed as a waiver or relinquishment of the future performance of any such term or condition. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder shall be valid unless the same shall be in writing and signed by the Party making such waiver.
10.10    Severability. The provisions of this Agreement shall be severable, and if any of them are held invalid or unenforceable, then that provision shall be construed to the maximum extent permitted by law. The invalidity or unenforceability of one provision shall not necessarily affect any other.
10.11    Notices. All notices or other communications required or permitted under this Agreement shall be in writing and shall be delivered by personal delivery, registered mail, return receipt requested, or a qualified overnight delivery service addressed as indicated below (as updated from time to time by written notice of a Party).
To Seller at:
BlackBerry Limited
Attention: Chief Legal Officer
3001 Bishop Drive, Suite 400
San Ramon, CA 94583
And to:
BlackBerry Limited
Attention: Chief Financial Officer
2200 University Avenue East
Waterloo ON N2K 0A7
With copies to:

Sullivan & Cromwell LLP
1870 Embarcadero Road
Palo Alto, California 94303
Attn:    Nader A. Mousavi
    Bradley S. King
Email:    mousavin@sullcrom.com
    kingbrad@sullcrom.com
To Purchaser at:
c/o Key Patent Innovations Limited
Key Patent Innovations
The Glasshouses GH2
92 Georges Street Lower
Dun Laoghaire
Dublin, Ireland A96 VR66
With a copy to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
Attn:     Eli Miller
Email:     emiller@akingump.com

    All such notices shall be deemed delivered effective upon receipt.

10.12    Personal Agreement. Except with respect to a transfer or assignment by Seller to another Affiliate of Seller, which shall be permitted, this Agreement is personal to Seller and may not be assigned, delegated or transferred by Seller, whether by operation of law or otherwise, and any attempt to make any such assignment or transfer by Seller shall be null and void. For the avoidance of doubt, this Section 10.12 does not limit Purchaser’s right to transfer or assign Assigned Patent Rights.
10.13    Entire Agreement/Amendment. This Agreement, the other Transaction Documents and the Confidentiality Agreement contain the complete and final agreement between the Parties, and supersede all previous understandings, relating to the subject matter hereof whether oral or written. This Agreement may only be modified by a written agreement signed by duly authorized representatives of the Parties.
10.14    Counterparts. This Agreement may be executed in one or more counterparts using electronic signatures, and together shall constitute one single, original agreement.
10.15    Fulfillment of Obligations. Any obligation of any Party under this Agreement that is performed, satisfied or fulfilled completely by an Affiliate of such Party shall be deemed to have been performed, satisfied or fulfilled by such Party.
10.16    Currency10.17    . All payments shall be made in U.S. Dollars by wire transfer of immediately available funds to an account designated by the party entitled to such payment.
10.17    No Third-Party Beneficiaries. Except for Article IX (which shall be for the benefit of the Indemnified Parties), this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereto.
10.18    Certain KPI Matters.
(a)    To induce Seller to enter into this Agreement, KPI hereby absolutely, irrevocably and unconditionally guarantees (as primary obligor and not merely as surety), Purchaser’s obligations to fully, completely and punctually perform all of its pre-Closing obligations hereunder and duly and punctually pay the Termination Payment if and when due in accordance with the terms hereof (the “Guaranteed Obligations”). If, for any reason whatsoever, Purchaser shall fail to, or be unable to fully, completely and punctually pay and perform the Guaranteed Obligations, KPI will forthwith, without any notice or demand whatsoever, pay and cause to be paid in immediately available funds, with respect to payment obligations, or perform or cause to be performed, with respect to performance obligations, the Guaranteed Obligations. KPI hereby expressly and irrevocably waives acceptance hereof and of the Guaranteed Obligations or notice thereof, presentment, demand, protest, promptness, diligence, notice of non-performance, default, dishonor, and any notice not provided for herein, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Purchaser or any former, current or future direct or indirect equity holder, controlling person, general or limited partner, shareholder, member, manager, director, officer, employee, agent, affiliate, assignee, representative or financing source of Purchaser, or any former, current or future direct or indirect equity holder, controlling person, general or limited partner, shareholder, member, manager, director, officer, employee, agent, affiliate, assignee, representative or financing source of any of the foregoing, and all suretyship defenses generally. To the fullest extent permitted by applicable law, KPI hereby expressly and irrevocably waives any and all rights or defenses related to this Section 10.18 which would otherwise require any election of remedies by Seller. Notwithstanding (i) any modification, discharge or extension of any part of the Guaranteed Obligations or (ii) any amendment, waiver, modification, or stay of Seller’s rights which may occur in any bankruptcy or reorganization case or proceeding concerning Purchaser, whether permanent or temporary, and whether or not assented to by Seller, KPI hereby agrees that it shall be obligated hereunder to pay and perform the Guaranteed Obligations under this Agreement in accordance with the terms in effect on the date hereof. KPI understands and acknowledges that by virtue of this Section 10.18, it has specifically assumed any and all risks of a bankruptcy or reorganization case or proceeding with respect to Purchaser. Any circumstance which operates to toll any statute of limitations applicable to Purchaser or Seller shall also operate to toll any statute of limitations applicable to KPI. KPI agrees that the guarantee contained in this Section 10.18 is one of payment and not collection, and a separate action or actions may be brought and prosecuted against KPI to enforce the guarantee contained in this Section 10.18, irrespective of whether any action is brought against Purchaser or any other Person or whether Purchaser or any other Person is joined in any such action or actions. The obligations under this Section 10.18 shall continue until the earliest of: (i) the Closing; (ii) the valid termination of this Agreement in a circumstance where the Termination Payment is not due and payable; and (iii) the indefeasible payment in full of the Termination Payment if the same becomes due and payable pursuant to this Agreement. KPI shall not assign, in whole or in part, by operation of law or otherwise, any of its obligations under this Section 10.18 without the prior written consent of Seller, and any attempt to make such transfer or assignment without such consent shall be null and void.
(b)    There are no conditions precedent to the enforcement of this Section 10.18. Except as otherwise expressly set forth herein, the obligations of KPI hereunder shall be continuing, absolute and unconditional and such obligations shall be binding upon KPI, its successors and assigns and inure to the benefit of, and are enforceable by, Seller and its successors and permitted assigns.
(c)    Notwithstanding anything to the contrary contained in this Agreement (including this Section 10.18), Seller hereby agrees that (i) to the extent Purchaser is relieved of all or any portion of its obligations hereunder to duly and punctually pay the Purchase Price or otherwise perform any Guaranteed Obligations by satisfaction thereof, by the valid termination of this Agreement or pursuant to any other written agreement with Seller or otherwise, KPI shall be similarly relieved, to such extent, of its guarantee of the Guaranteed Obligations, (ii) KPI shall retain any all defenses to any claim in respect of the Guaranteed Obligations arising out of or related to (A) defenses to the payment or performance of the Guaranteed Obligations that are available to Purchaser under the terms of this Agreement, it being understood that such defenses will be defenses to any Guarantor’s obligations hereunder, (B) any breach of this Agreement by Seller and (C) fraud by the Seller or any of its Affiliates, and (iii) KPI may assert, as a defense to or a release or discharge of any payment or performance by KPI under this Section 10.18, any claim, set-off, deduction, defense or release that Purchaser could assert against Seller under the terms of, or with respect to, this Agreement that would relieve Purchaser of its obligations under this Agreement (other than any claim, set-off, deduction, defense or release (A) arising from any insolvency, bankruptcy, reorganization or similar proceeding (or any consequences or effects thereof), (B) arising from the failure of any of the following representations and warranties of Purchaser to be true and correct: Sections 7.1 (Organization, Good Standing and Ownership); 7.2 (Authority; Approval); and 7.6 (Solvency) or (C) based on a claim that any provision of this Agreement is not a valid contractual provision).
(d)    From the Closing Date until the earlier of (i) the final disposition by Purchaser of the last of the Assigned Patents, and (ii) the time no further amounts are payable hereunder in respect of the Royalty Grant on account of Section 3.4(c) above, KPI shall not (directly or indirectly) take any action (or authorize or consent to any action) to incur any debt, grant any security interest in the Assigned Patents or sell any equity securities of KPI that is either intended by KPI to, or would reasonably be expected at the time of such action, taking into consideration the facts and circumstances at such time to, circumvent the Royalty

Grant in whole or in part, or otherwise reduce or materially delay amounts payable under the Royalty Grant.
(e)    KPI represents and warrants to Seller that:
(i)    Authority; Approval. KPI has taken all corporate or similar action necessary to execute, deliver and perform their respective obligations under this Agreement. This Agreement has been duly executed and delivered by KPI, and assuming due and valid execution and delivery by the other parties hereto and thereto, will constitute a valid and binding agreement of KPI enforceable against KPI in accordance with its terms. No vote of the holders of any securities of KPI is necessary to approve this Agreement or to consummate the transactions contemplated hereby.
(ii)    Financial Capability. KPI has the financial capability to perform its obligations under this Section 10.18 when due, and KPI acknowledges that its obligations under this Section 10.18 are not conditioned upon the receipt of any financing proceeds.
(iii)    Transfer Taxes. KPI:
(A)    is a non-resident of Canada for GST/HST purposes under the ETA;
(B)    does not have a permanent establishment in Canada for GST/HST purposes under the ETA;
(C)    does not carry on, and has never carried on, a business in Canada for GST/HST purposes under the ETA; and
(D)    is not registered, and does not have the obligation to be registered under Subdivision D of Division V of the ETA.
(iv)    Ownership of Purchaser. KPI owns all of the issued and outstanding capital stock or other equity interests of Purchaser.
[Signature Page Follows]

EXECUTION VERSION

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives.

MALIKIE INNOVATIONS LIMITED		BLACKBERRY LIMITED
By:	/s/ Angela Quinlan	By:	/s/ Steve Rai
Name:	Angela Quinlan	Name:	Steve Rai
Title:	Director	Title:	Chief Financial Officer

KEY PATENT INNOVATIONS LIMITED
By:	/s/ Angela Quinlan
Name:	Angela Quinlan
Title:	Managing Director

EXECUTION VERSION
PSA EXHIBITS

4874-9448-9937 v.13

Exhibit A
List of Assigned Patents and Applications

Provided separately.
Notwithstanding anything to the contrary in this Agreement, (i) 35596-4-US-PAT (8,873,407) is not included in the definition of Assigned Patents, and (ii) to the extent Seller, by execution of a confirmatory assignment, in form and substance reasonably satisfactory to Purchaser, acknowledges that a terminally disclaimed patent was an Assigned Patent as of the Effective Date pursuant to Section 6.12(f) of the PSA, such patent shall be deemed included in this Exhibit A as of the Effective Date and was Transferred to Purchaser at Closing.

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Exhibit B
List of Excluded Patents and Applications

Section 1. Retained Business Patent List
Provided separately.
Exhibit B shall be deemed to include any patent or patent application of Seller or its Affiliates with a priority date on or after December 10, 2021.
Notwithstanding anything to the contrary in this Agreement, Retained Business Patents includes 35596-4-US-PAT (8,873,407), but does not include any related patents to 8,873,407 as defined in clause (ii) of the definition of Retained Business Patents.

Section 2. [Redacted – commercially sensitive information relating to certain encumbrances]
Provided separately.

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Exhibit C
EXISTING ENCUMBRANCES
[Redacted – commercially sensitive information relating to certain encumbrances]

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EXECUTION VERSION
Exhibit D
Seller’s Knowledge
[Redacted – commercially sensitive information - employee data]

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Exhibit E-1
[Redacted – commercially sensitive information relating to certain encumbrances]

Exhibit E-2
[Redacted – commercially sensitive information relating to certain encumbrances]

4874-9448-9937 v.13

4874-9448-9937 v.13

EXECUTION VERSION
Exhibit E-3
Specified Sponsor
[Redacted – commercially sensitive information relating to Purchaser ownership structure]
Exhibit F-1
Transfer Document
PATENT ASSIGNMENT
WHEREAS, BlackBerry Limited (formerly Research In Motion Limited) (“Seller”), a legal entity organized and existing under the laws of Ontario, Canada, having its principal place of business at 2200 University Ave., Waterloo, ON, Canada N2K 0A7, is the owner of the patents and patent applications set forth in Schedule 1 hereto (the “Assigned Patents”);
WHEREAS, Malikie Innovations Limited (“Purchaser”), a legal entity organized and existing under the laws of Ireland having its principal place of business at The Glasshouses GH2, 92 Georges Street Lower, Dun Laoghaire, Dublin, Ireland, A96 VR66, desires to acquire the Seller’s entire right, title and interest in, to and under the Assigned Patents; and
WHEREAS Seller and Purchaser are party to that certain Patent Sale Agreement, dated March 20, 2023 (the “PSA”). Capitalized terms used but not defined herein shall have the definitions set forth in the PSA.
    NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, as of [●], Seller hereby irrevocably sells, conveys, transfers, assigns and delivers to Purchaser, and Purchaser acquires from Seller, all of Seller’s right, title and interest in and to the following: (i) the Assigned Patents and the inventions and discoveries claimed therein; (ii) all claims, causes of action and enforcement rights of any kind, and all rights to sue for past, present or future infringement of, any of the Assigned Patents and to collect and retain any and all damages, costs, profits, injunctive relief and other remedies for or relating to any such past, present or future infringement of the Assigned Patents; (iii) the right to make, use, sell, offer for sale, import and otherwise fully exploit all inventions and discoveries claimed in any of the Assigned Patents; (iv) except for those arising from or payable pursuant to Encumbrances existing as of the Closing that survive Closing, all rights to collect royalties, license fees or other amounts relating to the Assigned Patents; and (v) all rights to apply for, file, register, maintain, prosecute, extend, renew, enforce, license and otherwise exploit in any or all countries of the world patents, patent applications, certificates of invention, utility models, industrial design protection, design patent protection and other governmental grants or issuances of any kind in respect of any and all of the Assigned Patents and any and all of the inventions, invention disclosures, designs and discoveries described or disclosed therein, in each case of (i) through (v), subject to all Existing Encumbrances and Other Permitted Encumbrances on such rights, other than those that will be released as of the Closing, and excluding the Excluded Patent Rights.
Seller does hereby authorize and request the Commissioner of Patents and Trademarks of the United States of America or equivalent authority or government office elsewhere in the world to issue Letters Patent, as shall be granted based upon its Assigned

4874-9448-9937 v.13

Patents and applications (including, without limitation, any divisional, continuing, reissue or other application claiming priority therefrom), to the Purchaser, its successors and assigns.
This assignment may be recorded with the United States Patent and Trademark Office and other equivalent authority or government office elsewhere in the world.
This assignment is being provided and entered into subject to all the terms and conditions of the PSA. This assignment shall not in any way limit, change, alter, or restrict any of the terms, covenants, rights and obligations as set forth in the PSA. To the extent that there are any discrepancies between this assignment and the PSA, the applicable terms and provisions of the PSA shall govern.
This assignment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. Copies of executed counterparts transmitted by facsimile, email or other electronic transmission shall be considered original executed counterparts; provided, that receipt of copies of such counterparts is confirmed.
[SIGNATURE PAGE FOLLOWS]

4874-9448-9937 v.13

IN WITNESS WHEREOF, THE PARTIES, BY THEIR DULY AUTHORIZED REPRESENTATIVES, HAVE EXECUTED THIS PATENT ASSIGNMENT.

MALIKIE INNOVATIONS LIMITED By:_______________________________ Name:_____________________________ Title:______________________________ Date:______________________________	BLACKBERRY LIMITED By:_______________________________ Name:_____________________________ Title:______________________________ Date:______________________________

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SCHEDULE 1
Assigned Patents and Applications

Provided separately.

Notwithstanding anything to the contrary in this Agreement, 35596-4-US-PAT (8,873,407) is not included in the definition of Assigned Patents.

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Exhibit F-2
Transfer Document
PATENT ASSIGNMENT
WHEREAS, BlackBerry Corporation (“Seller”), a legal entity organized and existing under the laws of the State of Delaware, having its principal place of business at 3001 Bishop Drive, Suite 400, San Ramon, California, 94583 USA, is the owner of the patents and patent applications set forth in Schedule 1 hereto (the “Assigned Patents”);
WHEREAS, Malikie Innovations Limited (“Purchaser”), a legal entity organized and existing under the laws of Ireland having its principal place of business at The Glasshouses GH2, 92 Georges Street Lower, Dun Laoghaire, Dublin, Ireland, A96 VR66, desires to acquire the Seller’s entire right, title and interest in, to and under the Assigned Patents; and
WHEREAS Seller’s parent company, Blackberry Limited and Purchaser are party to that certain Patent Sale Agreement, dated March 20, 2023 (the “PSA”). Capitalized terms used but not defined herein shall have the definitions set forth in the PSA.
    NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, as of [●], Seller hereby irrevocably sells, conveys, transfers, assigns and delivers to Purchaser, and Purchaser acquires from Seller, all of Seller’s right, title and interest in and to the following: (i) the Assigned Patents and the inventions and discoveries claimed therein; (ii) all claims, causes of action and enforcement rights of any kind, and all rights to sue for past, present or future infringement of, any of the Assigned Patents and to collect and retain any and all damages, costs, profits, injunctive relief and other remedies for or relating to any such past, present or future infringement of the Assigned Patents; (iii) the right to make, use, sell, offer for sale, import and otherwise fully exploit all inventions and discoveries claimed in any of the Assigned Patents; (iv) except for those arising from or payable pursuant to Encumbrances existing as of the Closing that survive Closing, all rights to collect royalties, license fees or other amounts relating to the Assigned Patents; and (v) all rights to apply for, file, register, maintain, prosecute, extend, renew, enforce, license and otherwise exploit in any or all countries of the world patents, patent applications, certificates of invention, utility models, industrial design protection, design patent protection and other governmental grants or issuances of any kind in respect of any and all of the Assigned Patents and any and all of the inventions, invention disclosures, designs and discoveries described or disclosed therein, in each case of (i) through (v), subject to all Existing Encumbrances and Other Permitted Encumbrances on such rights, other than those that will be released as of the Closing, and excluding the Excluded Patent Rights.
Seller does hereby authorize and request the Commissioner of Patents and Trademarks of the United States of America or equivalent authority or government office elsewhere in the world to issue Letters Patent, as shall be granted based upon its Assigned Patents and applications (including, without limitation, any divisional, continuing, reissue or other application claiming priority therefrom), to the Purchaser, its successors and assigns.
This assignment may be recorded with the United States Patent and Trademark Office and other equivalent authority or government office elsewhere in the world.

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This assignment is being provided and entered into subject to all the terms and conditions of the PSA. This assignment shall not in any way limit, change, alter, or restrict any of the terms, covenants, rights and obligations as set forth in the PSA. To the extent that there are any discrepancies between this assignment and the PSA, the applicable terms and provisions of the PSA shall govern.
This assignment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. Copies of executed counterparts transmitted by facsimile, email or other electronic transmission shall be considered original executed counterparts; provided, that receipt of copies of such counterparts is confirmed.
[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, THE PARTIES, BY THEIR DULY AUTHORIZED REPRESENTATIVES, HAVE EXECUTED THIS PATENT ASSIGNMENT.

MALIKIE INNOVATIONS LIMITED By:_______________________________ Name:_____________________________ Title:______________________________ Date:______________________________	BLACKBERRY CORPORATION By:_______________________________ Name:_____________________________ Title:______________________________ Date:______________________________

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SCHEDULE 1
Assigned Patents and Applications

Provided separately.

Notwithstanding anything to the contrary in this Agreement, 35596-4-US-PAT (8,873,407) is not included in the definition of Assigned Patents.

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Exhibit G
Seller Wire Instructions
[Redacted – commercially sensitive information - Seller banking details]

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Exhibit H
Statement of Non-Residence and Non-Registration for ETA Tax Purposes

By signing below, I, Angela Quinlan, Managing Director of Malikie Innovations Limited (“Purchaser”), hereby certify that the Purchaser, having its principal place of business at The Glasshouses GH2, 92 Georges Street Lower, Dun Laoghaire, Dublin, Ireland, A96 VR66, is not a resident of Canada, and does not have a permanent establishment in Canada, for purposes of Part IX of the Excise Tax Act (Canada) and under any applicable provincial equivalent sales taxes. I, Angela Quinlan, Managing Director of Purchaser, further certify that the Purchaser is not registered under Part IX of the Excise Tax Act (Canada) or under any similar provincial sales tax regime.
By signing below, I, Angela Quinlan, Managing Director of Purchaser, also certify that I have personal knowledge of such matters and that I, Angela Quinlan, Managing Director of Purchaser, am authorized to act on behalf of the Purchaser. I, Angela Quinlan, Managing Director of Purchaser, on behalf of the Purchaser, or any other representative of the Purchaser, further agree and undertake to notify the Seller promptly in writing upon any change in such status, or should the Purchaser become registered for purposes of Part IX of the Excise Tax Act (Canada) and for purposes of any similar provincial sales tax regime.

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Exhibit I
BILL OF SALE
This BILL OF SALE (this “Bill of Sale”) is made as of [●], 2023, by and between BlackBerry Limited, a legal entity organized and existing under the laws of Ontario, Canada (“Seller”) and each of the Subsidiaries of Seller set forth on the signature pages hereto (together with Seller, the “Transferors”), and Malikie Innovations Limited, a legal entity organized and existing under the laws of Ireland (“Purchaser”).
This Bill of Sale is made and entered into pursuant to, and is subject to, the terms of the certain Patent Sale Agreement, dated March 20, 2023 (the “PSA”), by and among Seller, Purchaser, and solely for the purposes of Section 10.18 of the PSA, Key Patent Innovations Limited, a legal entity organized and existing under the laws of Ireland, which together with all of the exhibits, schedules, and attachments thereto, is hereby incorporated herein by this reference. Capitalized terms not otherwise defined in this Bill of Sale shall have the meanings given to such terms in the PSA.
NOW, THEREFORE, in consideration of the foregoing premises, the transactions contemplated by the PSA, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:
Effective as of the date hereof, Seller and each of the Transferors hereby sell, assign, convey, transfer and deliver to Purchaser, and Purchaser hereby purchases and accepts, all right, title and interest of Seller and each of the Transferors in and to the Patent Documents and Business Documents held by the Seller and each of the Transferors as of the date hereof, in all events excluding the Excluded Assets.
Effective as of the date hereof, Purchaser hereby agrees to be solely responsible for and assume, satisfy, discharge and perform when due, all of the Assigned Liabilities, in all events excluding the Excluded Liabilities.
No provisions set forth in this Bill of Sale shall be deemed to enlarge, alter or amend the terms and provisions of the PSA. Nothing herein is intended to modify, limit or otherwise affect the representations, warranties, covenants and agreements contained in the PSA, and such representations, warranties, covenants and agreements will remain in full force and effect in accordance with the terms of the PSA. In the event of any conflict between the provisions of this Bill of Sale and the provisions of the PSA, the PSA shall control.
The provisions of Article I (Definitions), Sections 10.4 (Limitation of Liability), 10.5 (Specific Performance), 10.6 (Expenses), 10.7 (Governing Law; Waiver of Jury Trial), 10.8 (Arbitration; Jurisdiction), 10.9 (Waivers), 10.10 (Severability), 10.11 (Notices), 10.13 (Entire Agreement/Amendment), 10.14 (Counterparts) and 10.17 (No Third-Party Beneficiaries) of the PSA are hereby incorporated into, and shall apply to, this Bill of Sale, mutatis mutandis.
[SIGNATURE PAGE FOLLOWS]

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EXECUTION VERSION
IN WITNESS WHEREOF, Seller and Purchaser have caused this Bill of Sale to be executed on their behalf as of the date first written above.
BLACKBERRY LIMITED
By:
    Name:
    Title:

BLACKBERRY CORPORATION
By:
    Name:
    Title:

MALIKIE INNOVATIONS LIMITED
By:
    Name:
    Title:

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Exhibit J
[Redacted – commercially sensitive information]

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PSA DISCLOSURE SCHEDULES

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PROJECT BULLET – PSA SELLER SCHEDULES
Schedule 1.1    Specified Acquisition/License Agreements
Schedule 1.2(g)    [Redacted – commercially sensitive information]
Schedule 3.3(e)    Eligible Payors
Schedule 4.1(a)(i)    Conditions to Close
Schedule 4.2(d)    Third-Party Obligations
Schedule 6.6(a)    Title
Schedule 6.6(b)    Subsistence
Schedule 6.6(c)    Exclusive Grants
Schedule 6.7    Validity and Enforceability
Schedule 6.9    Proceedings
Schedule 6.12(a)    [Redacted – commercially sensitive information]
Schedule 6.12(c)    Post-Closing Sublicensing
Schedule 6.12(d)    Assumption of Obligations
Schedule 6.12(e)    Effects of the Transaction
Schedule 6.13    SSO Commitments
Schedule 6.14    Material Licensing Contracts
Schedule 6.20    Anti-Money Laundering, Anti-Bribery and Sanctions
Schedule 7.1    [Redacted – commercially sensitive information]
Schedule 9.2(a)    Special Indemnity Matters

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SCHEDULE 1.1

[Redacted – commercially sensitive information relating to certain encumbrances]

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SCHEDULE 1.2(g)

[Redacted – commercially sensitive information relating to certain encumbrances]

SCHEDULE 3.3(e)

Eligible Payors

[Redacted – commercially sensitive information]
1.

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SCHEDULE 4.1(a)(i)
Conditions to Close
1.    United States
2.    Canada

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SCHEDULE 4.2(d)(i)
Third-Party Obligations

[Redacted – commercially sensitive information relating to third party confidentiality obligations]

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SCHEDULE 4.2(d)(ii)
Non-Delivery
[Redacted – commercially sensitive information relating to certain encumbrances]

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SCHEDULE 6.3
No Conflict

[Redacted – commercially sensitive information relating to certain encumbrances]

SCHEDULE 6.6(a)

Title
[Redacted – commercially sensitive information with respect to title encumbrances]

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SCHEDULE 6.6(b)
Subsistence
The Assigned Patents that have expired or have been abandoned, withdrawn, cancelled or revoked are identified in Exhibit A as patents or application with a “Current Status” of Expired, Abandoned, National Phase Entered, No Further Filings, Validated, Converted, Dropped, Reissued (Inactive Parent), Abandoned Decision, Patent Revoked, Third Party Patent, Designated, Patent Revoked (opposition procedure), Opposition – Defensive Opposition, Filing Requested, or Cancelled in Re-Examination. New filings related to the Assigned Patents that have been instructed to be made but have not yet been confirmed as completed are identified in Exhibit A with a “Current Status” of Designated or Filing Requested. Assigned Patents with a “Current Status” of Appealed are deemed revoked for purposes of this Schedule upon issuance of a non-appealable negative decision from the relevant patent office.
Notwithstanding anything to the contrary in the “Current Status” column of Exhibit A, any patent that has expired following the maximum term of the patent.
For invalid patents, see Schedule 6.7.

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SCHEDULE 6.6(c)
Exclusive Grants
[Redacted – commercially sensitive information relating to certain encumbrances]

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SCHEDULE 6.7
Validity and Enforceability

[Redacted – commercially sensitive information with respect to status of certain patents]

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SCHEDULE 6.8
Transfers

[Redacted – commercially sensitive information]

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SCHEDULE 6.9
Proceedings

35414-IN-PCT     Indian opposition – waiting for decision
44034-EP-EPT     EP Opposition – patent maintained – Opponent Appeal filed December 6, 2021
44034-1-EP-EPT     EP Opposition – patent maintained – Opponent Appeal filed December 15, 2021
38742-EP-EPA[2]     EP Opposition – patent revoked – under appeal

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SCHEDULE 6.12(a)

[Redacted – commercially sensitive information relating to certain encumbrances]

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SCHEDULE 6.12(c)

Post-Closing Sublicensing

[Redacted – commercially sensitive information relating to certain encumbrances]

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SCHEDULE 6.12(d)

Assumption of Obligations

[Redacted – commercially sensitive information relating to certain encumbrances]

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SCHEDULE 6.12(e)

Effects of the Transaction

[Redacted – commercially sensitive information relating to certain encumbrances]

SCHEDULE 6.13
SSO Commitments

[Redacted – commercially sensitive information relating to certain encumbrances]

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SCHEDULE 6.14
Material Licensing Contracts

[Redacted – commercially sensitive information relating to certain encumbrances]

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SCHEDULE 6.20

Anti-Money Laundering, Anti-Bribery and Sanctions
Assigned Patents registered in a Sanctioned Territory, Russia, Belarus, Venezuela, or Afghanistan
44671-RU-PCT
44674-RU-PCT
44679-RU-PCT
44683-RU-PCT
44687-RU-PCT
44688-RU-PCT
44692-RU-PCT
44743-RU-PCT
44753-RU-PCT
44755-RU-PCT
44758-RU-PCT
44759-RU-PCT
44761-RU-PCT
44763-RU-PCT
48890-RU-EAT
48893-RU-PCT
Sanctioned Persons with any interest (as defined under the relevant Sanctions) in the Assigned Patent
[Redacted – commercially sensitive information relating to certain encumbrances]

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SCHEDULE 7.1

[Redacted – commercially sensitive information relating to Purchaser ownership structure]

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SCHEDULE 9.2(a)
Special Indemnity Matters

[Redacted – commercially sensitive information].

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